Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

AMONG

MIDLAND STATES BANCORP, INC.,

GP ACQUISITION LLC,

GRANT PARK BANCSHARES, INC.

AND

THE PRINCIPAL STOCKHOLDER

AS OF MARCH 11, 2013

i

EXHIBITS

A                                       Form of Legal Opinion for Acquiror

B                                       Form of Legal Opinion for Company

C                                       Form of Voting Agreement

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of this 11th, day of March, 2013 (the “Agreement Date”), by and among MIDLAND STATES BANCORP, INC., an Illinois corporation (“Acquiror”), GP ACQUISITION LLC, an Illinois limited liability company (“Merger Sub”), GRANT PARK BANCSHARES, INC., a Delaware corporation (the “Company”), and, solely for the purposes of Section 3.2, Section 4.3, Section 4.4, Section 6.10(b), Section 7.3(d), Article 9 and Section 10.9, Mr. J. Thomas Long, the Company’s principal stockholder, personally and as trustee of the Eligible Stockholder Trusts (“Principal Stockholder”).

RECITALS

A.                                    The parties to this Agreement desire to effect a merger of the Company with and into Merger Sub (the “Merger”) in accordance with this Agreement, the Delaware General Corporation Law, as amended (the “DGCL”), and the Illinois Limited Liability Company Act, as amended (the “Illinois LLC Act”), with Merger Sub to be the surviving entity in the Merger.

B.                                    In addition, it is the intention of the parties that, at a time to be determined solely by Acquiror following the Merger, The First National Bank of Grant Park, a national banking association with its main office located in Grant Park, Illinois and a wholly-owned subsidiary of the Company (the “Bank”), will merge (the “Bank Merger”) with and into Midland States Bank, an Illinois chartered member bank with its main office located in Effingham, Illinois and a wholly-owned subsidiary of Acquiror (“Acquiror Bank”), in accordance with the Illinois Banking Act (the “IBA”) and the National Banking Act (the “NBA”), with Acquiror Bank being the surviving bank in the Bank Merger.

C.                                    The respective boards of directors of Acquiror and the Company, and the sole member of Merger Sub, have approved the Merger upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL and the Illinois LLC Act, approved and declared the advisability of this Agreement and have determined that consummation of the Merger in accordance with the terms of this Agreement is in the best interests of their respective companies and shareholders, or member, in the case of Merger Sub.

D.                                    As a result of the Merger and at the time of the consummation thereof, each outstanding share of the capital stock of the Company, which is comprised of one class of common stock, $0.01 par value per share (“Company Common Stock”), will be cancelled and converted solely into the right to receive cash or common stock of Acquiror in the amount and pursuant to the terms set forth in this Agreement.

E.                                    The parties intend that the Merger qualify as a “reorganization” under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement be and hereby is adopted as a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code.

F.                                     The Company holds 100% of the issued and outstanding common securities of Grant Park Statutory Trust I (the “Trust”), $93,000 liquidation amount per common security (the “Common Securities”).  Also as a result of the Merger and as provided in Section 2.6, Acquiror shall assume, upon the terms and conditions set forth herein:  (i) certain assets and certain liabilities related to the subordinated debt securities (the “Subordinated Debt Securities”) issued by the Trust, for which Wilmington Trust Company serves as trustee (the “Trustee”), including the payment of all deferred interest; and (ii) the obligations of the Company pursuant to the subordinated notes issued by the Company to the Trust (such obligations, the “Trust Debentures” and such transfer and assumption as described in clauses (i) and (ii), the “TRUPS Assumption”).

G.                                   At the time of the Closing, Acquiror shall assume and pay in full the following obligations of the Company: (i) that certain Promissory Note, dated March 26, 2012, issued by the Company to the Bank of Rantoul in the principal amount of $87,861 (the “Rantoul Note”); (ii) that certain Promissory Note, dated May 1, 2009, issued by the Company to R. Mark Darr in the principal amount of $500,000 (the “Darr Note”); and (iii) that certain Promissory Note, dated May 1, 2009 issued by the Company to Seed II, LLC in the principal amount of $1,500,000 (the “Seed Note”).

H.                                   The parties to this Agreement desire to make certain representations, warranties and agreements in connection with the Merger and the other transactions contemplated by this Agreement and also agree to certain prescribed conditions to the Merger and the other transactions.

AGREEMENTS

In consideration of the foregoing premises, which are incorporated herein by this reference, and the mutual promises, covenants and agreements hereinafter set forth, the parties hereto hereby agree as follows:

Article 1
DEFINITIONS

Section 1.1.                                Definitions.  In addition to those terms defined throughout this Agreement, the following terms, when used herein, shall have the following meanings.

(a)                                 “Accredited Investor” shall have the meaning set forth in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended.

(b)                                 “Acquiror Common Stock” means the common stock of the Company, $0.01 par value per share.

(c)                                  “Adjusted Book Value” means the total consolidated shareholders’ equity of the Company as of the end of the most recent month preceding the Closing Date, calculated in accordance with GAAP, but adjusted to:

(i)                                     reflect:  (A) the recognition of or accrual for all expenses paid or incurred by the Company in connection with this Agreement and the Contemplated Transactions, including any Company Transactional Expenses incurred or reasonably expected to be incurred by the Company and the Bank, and all vacation time of employees of the Company and the Bank required to be accrued under GAAP; (B) all amounts to be paid by the Company or the Bank at or after the Closing to any director, officer or employee of the Company or the Bank for any change of control agreement or other contractual obligation, including under any benefit plan or employment practice of the Company or the Bank, (C) all dividends or other amounts paid prior to the Closing Date to Stockholders; and (D) any other adjustments required by GAAP; and

(ii)                                  Adjusted Book Value shall be calculated by the Bank’s independent certified public accountants using reasonable estimates of revenues and expenses where actual amounts are not available; provided, however, that the Company or the Bank shall retain a recognized valuation expert acceptable to Acquiror to prepare valuations or appraisals of the fair market value of all investment securities and OREO, which such valuations or appraisals shall be used in accordance with GAAP to calculate the Adjusted Book Value.  With respect to investment securities, such appraisal shall be as of a date within one month of Closing, and with respect to OREO, within six months of Closing.  All accruals or adjustments whether material or immaterial shall be included in the above calculation.  The calculation of Adjusted Book Value shall be delivered to Acquiror, accompanied by appropriate supporting detail, no later than the close of business on the fifth (5th) Business Day preceding the Closing Date, and such calculation shall be subject to verification and approval by Acquiror and its independent auditors, which approval shall not be unreasonably withheld.

(d)                                 “Affiliate” means, with respect to:

(i)                                     a particular individual:  (A) each other member of such individual’s Family; (B) any Person that is directly or indirectly controlled by such individual or one or more members of such individual’s Family; (C) any Person in which such individual or members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and (D) any Person with respect to which such individual or one or more members of such individual’s Family serves as a director, officer, partner, executor or trustee (or in a similar capacity); and

(ii)                                  a specified Person other than an individual:  (A) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person; (B) any Person that holds a Material Interest in such specified Person; (C) each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity); (D) any Person in which such specified Person holds a Material Interest; (E) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and (F) any Affiliate of any individual described in clauses (B) or (C) of this subsection (ii).

(e)                                  “Bankruptcy Law” means Title 11, United States Code, or any similar federal, state or local law providing for the insolvency, reorganization, receivership, dissolution, winding up or liquidation of a debtor.

(f)                                   “Best Efforts” means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible; provided, however, that an obligation to use Best Efforts under this Agreement does not require the Person subject to that obligation to:  (i) take actions that would result in a materially adverse change in the benefits to such Person of this Agreement and the Contemplated Transactions; or (ii) incur any substantial cost not otherwise required.

(g)                                  “Breach” means, with respect to a representation, warranty, covenant, obligation or other provision of this Agreement or any instrument delivered pursuant to this Agreement, any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation or other provision.

(h)                                 “Business Day” means any day except Saturday, Sunday and any day on which the Bank is authorized or required by law or other government action to close.

(i)                                     “Cash Consideration” means cash in an amount equal to twenty-five percent (25%) of the Purchase Price.

(j)                                    “Call Reports” means the quarterly reports of income and condition filed by the Bank or Acquiror Bank, as the case may be, with Regulatory Authorities.

(k)                                 “Certificate” or “Old Certificate” means a stock certificate representing one or more shares of Company Common Stock.

(l)                                     “Code” means the Internal Revenue Code of 1986, as amended.

(m)                             “Company Transactional Expenses” means all transaction costs of the Company and the Bank necessary to consummate, or incurred or accrued (or required to be accrued in accordance with GAAP) in connection with, the Contemplated Transactions, including:  (i) the aggregate fees and expenses of attorneys, accountants, consultants, brokers, finders, financial advisors and other professional advisors incurred by the Company or the Bank in connection with this Agreement and the Contemplated Transactions; (ii) the cost of preparing, printing and mailing the Information Statement to the Stockholders and any other costs and expenses incurred in connection with obtaining Stockholder approval; (iii) any amounts paid or payable to any director, officer or employee of the Company or the Bank under any Contract, benefit plan or employment practice of the Company or the Bank; (iv) all costs and expenses associated with the preparation, completion and filing of all necessary Tax Returns as a result of the Contemplated Transactions, including all necessary Tax reporting forms required to be sent to Stockholders; and (v) all other payroll and non-payroll related costs and expenses in each case incurred or accrued, or to be incurred or accrued, by the Company or the Bank through the Effective Time (as defined in Section 2.3(b)) in connection with this Agreement and the Contemplated Transactions.

(n)                                 “Contemplated Transactions” means all of the transactions contemplated by this Agreement, including:  (i) the Merger; (ii) the Trust Assumption; (iii) the Bank Merger; (iv) the performance by Acquiror, Merger Sub and the Company of their respective covenants and obligations under this Agreement; (v) Acquiror’s acquisition of control of the Bank; and (vi) Acquiror’s payment of the Merger Consideration in exchange for shares of Company Common Stock.

(o)                                 “Contract” means any agreement, contract, obligation, promise or understanding (whether written or oral and whether express or implied) that is legally binding:  (i) under which a Person has or may acquire any rights; (ii) under which such Person has or may become subject to any obligation or liability; or (iii) by which such Person or any of the assets owned or used by such Person is or may become bound.

(p)                                 “CRA” means the Community Reinvestment Act, as amended.

(q)                                 “Data Processing Fees” shall have the meaning ascribed to it in Section 6.10(b).

(r)                                    “DFPR” means the Department of Financial and Professional Regulation of the State of Illinois.

(s)                                   “DGCL” means the Delaware General Corporation Law, as amended.

(t)                                    “Eligible Stockholder(s)” shall have the meaning ascribed to it in Section 3.1.

(u)                                 “Eligible Stockholder Trusts” means those trusts set forth on Section 1.1(t) of the Schedules.

(v)                                 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(w)                               “ERISA Affiliate” means each “person” (as defined in Section 3(9) of ERISA) that is treated as a single employer with the Company or the Bank for purposes of Section 414 of the Code.

(x)                                 “Family” means with respect to an individual:  (i) the individual; (ii) the individual’s spouse and former spouses; (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree; and (iv) any other natural person who resides with such individual.

(y)                                 “Federal Reserve” means the Board of Governors of the Federal Reserve System (or any of the Federal Reserve banks acting under delegated authority).

(z)                                  “GAAP” means generally accepted accounting principles in the United States.

(aa)                          “Illinois LLC Act” means the Illinois Limited Liability Company Act, as amended.

(bb)                          “Information Statement” means the information statement to be used by the Company in connection with the meeting of the Stockholders to be convened for the purpose of voting on this Agreement and the Merger or the information statement provided to the Stockholders if the Company elects to have the Eligible Stockholders execute a consent approving the Merger and this Agreement as permitted by Section 228 of the DGCL (the “Consent”), all pursuant to Section 6.14.

(cc)                            “Knowledge” means, with respect to:

(i)                                     the Company, (A) those facts and other matters actually known to J. Thomas Long, the Company’s president and chief executive officer and Darin Terry, the Bank’s president; (B) those facts and other matters that J. Thomas Long could reasonably be expected to know or be aware of given his positions and responsibilities at the Company and the Bank after making reasonable inquiry; and (C) those facts and other matters that Darin Terry could reasonably be expected to know or be aware of given his positions and responsibilities at the Bank after making reasonable inquiry; and

(ii)                                  Acquiror, those facts and other matters actually known to Leon J. Holschbach, Jeffrey G. Ludwig and Douglas J. Tucker, Acquiror’s president and chief executive officer, its executive vice president and chief financial officer, and its senior vice president and corporate counsel, respectively.

(dd)                          “Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational or other Order, constitution, law, ordinance, regulation, rule, policy statement, directive, statute or treaty.

(ee)                            “Material Adverse Effect” with respect to a Person (other than an individual) means a material adverse effect (whether or not required to be accrued or disclosed under Accounting Standards Codification 450 (formerly known as Statement of Financial Accounting Standards No. 5)):  (i) on the condition (financial or otherwise), properties, assets, liabilities, businesses or results of operations of such Person; or (ii) on the ability of such Person to perform its obligations under this Agreement on a timely basis; provided, however, that a Material Adverse Effect with respect to any Person that is a party hereto shall not include:  (A) a change with respect to, or effect on, that Person and its subsidiaries resulting from a change in law, rule, regulation, GAAP or regulatory accounting principles, as such would apply to the financial statements of such Person; (B) a change with respect to, or effect on, that Person or any of its subsidiaries resulting from any other matter affecting depository institutions generally (including financial institutions and their holding companies), including changes in general economic conditions and changes in prevailing interest and deposit rates; or (C) actions or omissions taken by that Person as permitted or required hereunder and actions or omissions by such Person with the prior written consent of the other parties hereto.

(ff)                              “Material Interest” means the direct or indirect beneficial ownership (as currently defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least ten percent (10%) of the outstanding equity securities or equity interests in a Person.

(gg)                            “OCC” means the Office of the Comptroller of the Currency.

(hh)                          “Order” means any award, decision, injunction, judgment, order, ruling, extraordinary supervisory letter, memorandum of understanding, resolution, agreement, directive, subpoena or verdict entered, issued, made, rendered or required by any court, administrative or other governmental agency, including any Regulatory Authority, or by any arbitrator.

(ii)                                  “Ordinary Course of Business” shall include any action taken by a Person only if such action:

(i)                                     is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

(ii)                                  is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority), other than loan approvals for customers of a financial institution; and

(iii)                               is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), other than loan approvals for customers of a financial institution, in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

(jj)                                “OREO” means real estate owned by the Bank or Acquiror Bank, as the case may be, and designated as “other real estate owned.”

(kk)                          “Outstanding Company Shares” means the total number of shares of Company Common Stock that is issued and outstanding as of the Effective Time.

(ll)                                  “Per Share Price” means the value of one share of Acquiror Common Stock, which for purposes of this Agreement shall be $16.00.

(mm)                  “Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or any Regulatory Authority.

(nn)                          “Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any judicial or governmental authority, including a Regulatory Authority, or arbitrator.

(oo)                          “Purchase Price” means an amount equal to:  (i) 0.85; times (ii) the Adjusted Book Value of the Company; plus (iii) $100,000.

(pp)                          “Regulatory Authority” means any federal, state or local governmental body, agency, court or authority that, under applicable Legal Requirements:  (i) has supervisory, judicial, administrative, police, enforcement, taxing or other power or authority over the Company, the Bank, Acquiror or Merger Sub; (ii) is required to approve, or give its consent to, the Contemplated Transactions; or (iii) with which a filing must be made in connection therewith, including the Federal Reserve and the DFPR.

(qq)                          “Representative” means with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

(rr)                                “Stockholders” mean the holders of record of the issued and outstanding Company Common Stock.

(ss)                              “Stock Consideration” means the number of shares of Acquiror Common Stock equal to (i) seventy-five percent (75%) of the Purchase Price; divided by (ii) the Per Share Price.

(tt)                                “Tax” means any tax (including any income, gross receipts, capital gains, value-added, sales use, property, gift, estate, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, capital stock franchise, withholding, social security, unemployment, disability, transfer, estimated or any other tax), levy, assessment, tariff, duty (including any customs duty), deficiency or other fee, and any related charge or amount (including any fine, penalty, interest or addition to tax), imposed, assessed or collected by or under the authority of any Regulatory Authority or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency or fee.

(uu)                          “Tax Return” means any return (including any informational return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Regulatory Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

(vv)                          “Threatened” means a claim, Proceeding, dispute, action or other matter for which any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action or other matter is likely to be asserted, commenced, taken or otherwise pursued in the future.

(ww)                      “Willful Breach” means a knowing and intentional Breach by a party of any representation, warranty, covenant, obligation or other provision of this Agreement.

Section 1.2.                                Principles of Construction.

(a)                                 In this Agreement, unless otherwise stated or the context otherwise requires, the following uses apply:  (i) actions permitted under this Agreement may be taken at any time and from time to time in the actor’s reasonable discretion; (ii) references to a statute shall refer to the statute and any successor statute, and to all regulations promulgated under or implementing the statute or successor, as in effect at the relevant time; (iii) in computing periods from a specified date to a later specified date, the words “from” and “commencing on” (and the like) mean “from and including,” and the words “to,” “until” and “ending on” (and the like) mean “to, but excluding”; (iv) references to a governmental or quasi-governmental agency, authority or instrumentality shall also refer to a regulatory body that succeeds to the functions of the agency, authority or instrumentality; (v) indications of time of day mean Effingham, Illinois, time; (vi) “including” means “including, but not limited to”; (vii) all references to sections, schedules and exhibits are to sections, schedules and exhibits in or to this Agreement unless otherwise specified; (viii) all words used in this Agreement will be construed to be of such gender or number as the circumstances require; (ix) the captions and headings of articles, sections, schedules and exhibits appearing in or attached to this Agreement have been inserted solely for convenience of reference and shall not be considered a part of this Agreement nor shall any of them affect the meaning or interpretation of this Agreement or any of its provisions; and (x) any reference to a document or set of documents in this Agreement, and the rights and obligations of the parties under any such documents, shall mean such document or documents as amended from time to time, and any and all modifications, extensions, renewals, substitutions or replacements thereof.

(b)                                 Unless otherwise specified herein, all references in this Agreement to schedules are to the disclosure schedules of the Company delivered to Acquiror, or the disclosure schedules of Acquiror delivered to the Company, as the case may be, before the date of this Agreement (the “Schedules”).  Any item or matter disclosed on any Schedule shall be deemed to be disclosed for all purposes on all other Schedules, to the extent that it should have been disclosed on such other Schedule, to the extent that sufficient details are set forth so that the purpose for which disclosure is made is reasonably clear.  If there is any inconsistency between the statements in the body of this Agreement and those in the Schedules (other than an exception expressly set forth as such in the Schedules with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

(c)                                  All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

(d)                                 With regard to each and every term and condition of this Agreement and any and all agreements and instruments subject to the terms hereof, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.

Article 2
THE MERGER

Section 2.1.                                The Merger.

(a)                                 Provided that this Agreement shall not have been terminated in accordance with its express terms, upon the terms and subject to the conditions of this Agreement and in accordance with applicable Legal Requirements, including the receipt of all requisite regulatory and Stockholder approvals, at the Effective Time, the Company shall be merged with and into Merger Sub pursuant to the provisions of, and with the effects provided in, the DGCL and the Illinois LLC Act, the separate existence of the Company shall thereupon cease, and Merger Sub shall continue as the surviving entity in the Merger (the “Surviving Entity”).  As a result of the Merger, at the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than the Dissenting Shares (as defined in Section 2.10), will be converted into the right to receive the Merger Consideration (as defined in Section 3.1(a)), and each of the membership interests of Merger Sub will remain outstanding as the membership interests of the Surviving Entity.

(b)                                 As of the Effective Time and upon the terms and conditions set forth herein: (i) the Company will sell, assign, transfer, convey and deliver to Acquiror, and Acquiror will acquire from the Company, all of the rights, title and interests of the Company in the Trust, including the Common Securities, free and clear of any security interest, lien, encumbrance or other charge and all records associated therewith; (ii) Acquiror will assume and discharge all of the Company’s covenants, agreements and obligations under and relating to the Subordinated Debt Securities and the Trust Debentures, including the due and punctual payment of interest on all of the Trust Debentures; and (iii) Acquiror will cause the Trust to discharge its obligations with respect to the Subordinated Debt Securities arising after the Effective Time in accordance with the terms and conditions of the agreements related to the Subordinated Debt Securities and the TRUPS Assumption.

Section 2.2.                                Effects of Merger.  At the Effective Time, the effect of the Merger shall be as provided in Section 264 of the DGCL and Section 37-30 of the Illinois LLC Act.  Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall be vested in the Surviving Entity, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Entity, subject only to the TRUPs Assumption.

Section 2.3.                                Closing; Effective Time.

(a)                                 Provided that this Agreement shall not have been terminated in accordance with its express terms, the closing of the Merger and the TRUPs Assumption (the “Closing”) shall occur on a date that is mutually agreed by the parties; provided, however, that if the parties fail to agree, the Closing shall occur on the date that is fifteen (15) Business Days after the last to occur of:  (i) the receipt of the last necessary regulatory approval for the Merger and the expiration of the last of any required waiting period with respect to the necessary regulatory approvals; and (ii) the satisfaction or waiver in writing of all of the conditions set forth set forth in Article 10 and Article 11, provided, further, however, that if based upon the foregoing, the Closing would occur prior to the fifteenth (15th) Business Day of any month, then such Closing shall be delayed until, and shall occur on, such fifteenth (15th) Business Day (the “Closing Date”).  The Closing shall occur through the mail, electronically, or at a time and place that is mutually acceptable to Acquiror, Merger Sub and the Company, or if they fail to agree, at 10:00 a.m. on the Closing Date at the offices of Acquiror, located at 1201 Network Centre Drive, Effingham, Illinois.  Subject to the provisions of Article 12, failure to consummate the Contemplated Transactions on the date and time and at the place determined pursuant to this Section 2.3(a) will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

(b)                                 The parties hereto agree to file on the Closing Date an appropriate certificate of merger with the Secretary of State of Delaware and articles of merger with the Secretary of State of Illinois as contemplated by Section 264 of the DGCL and Section 37-20 of the Illinois LLC Act.  The Merger shall be effective upon the time set forth in such articles of merger, but no earlier than the Closing Date (the “Effective Time”).

Section 2.4.                                Articles of Organization and Operating Agreement of the Surviving Entity.

(a)                                 At the Effective Time, the articles of organization of Merger Sub, as in effect immediately prior to the Effective Time, shall be the articles of organization of the Surviving Entity until thereafter amended in accordance with applicable law.

(b)                                 At the Effective Time, the operating agreement of Merger Sub, as in effect immediately prior to the Effective Time, shall be the operating agreement of the Surviving Entity until thereafter amended in accordance with applicable law.

Section 2.5.                                Member and Officers of the Surviving Entity.  At the Effective Time, the sole member and the officers of Merger Sub immediately prior to the Effective Time shall be the sole member and officers, respectively, of the Surviving Entity and shall hold office until their respective successors are duly elected or appointed and qualified in the manner provided in the operating agreement of the Surviving Entity.

Section 2.6.                                TRUPS Assumption.  As of the Effective Time and upon the terms and conditions set forth herein: (a) the Company will sell, assign, transfer, convey and deliver to Acquiror, and Acquiror will acquire from the Company, all of the rights, title and interests of the Company in the Trust, including the Common Securities, free and clear of any security interest, lien, encumbrance, or other charge and all records associated therewith; (b) Acquiror will assume and discharge all of the Company’s covenants, agreements and obligations under and relating to the Subordinated Debt Securities and the Trust Debentures, including the due and punctual payment of interest, including all interest that is currently deferred, on all of the Trust Debentures; and (c) Acquiror will cause the Trust to discharge its obligations with respect to the Subordinated Debt Securities arising after the Effective Time in accordance with the terms and conditions of the agreements related to the Subordinated Debt Securities and the TRUPS Assumption.

Section 2.7.                                Acquiror’s Deliveries at Closing.  At the Closing, Acquiror shall deliver the following items to the Company:

(a)                                 evidence of the delivery by Acquiror or Merger Sub to the Exchange Agent (as defined in Section 3.2(b)) Acquiror’s best estimate as of the Closing Date of:  (i) an amount of cash equal to the Cash Consideration (as defined in Section 3.1(a)(i)); and (ii) shares of Acquiror Common Stock representing the Stock Consideration (as defined in Section 3.1(a)(ii)) in exchange for the shares of Company Common Stock, in each case pursuant to Article 3;

(b)                                 copies of resolutions of the board of directors of Acquiror authorizing and approving this Agreement and the consummation of the Contemplated Transactions, certified as of the Closing Date by the secretary or any assistant secretary of Acquiror;

(c)                                  copies of resolutions of the sole member of Merger Sub approving this Agreement and the consummation of the Contemplated Transactions, certified as of the Closing Date by the secretary or any assistant secretary of Merger Sub;

(d)                                 certificates executed by the president of Acquiror and Merger Sub, dated the Closing Date, stating that:  (i) all of the representations and warranties of Acquiror or Merger Sub, as the case may be, set forth in this Agreement are true and correct in all material respects with the same force and effect as if all of such representations and warranties were made at the Closing; and (ii) Acquiror or Merger Sub, as the case may be, has performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by it under the terms of this

Agreement on or prior to the Closing; provided, however, that to the extent any representations and warranties, or performance and compliance with any covenants and obligations, are subject in this Agreement to a standard of Knowledge, materiality, Material Adverse Effect or similar standard, such representations and warranties shall be true and correct in all respects, and Acquiror shall have performed and complied in all respects with such covenants and obligations, in each case to the extent of the Knowledge, materiality, Material Adverse Effect or similar standard set forth herein;

(e)                                  a good standing certificate for Acquiror issued by the Secretary of State of Illinois dated not more than five (5) Business Days prior to the Closing Date;

(f)                                   a letter from the Federal Reserve confirming that Acquiror is registered as a bank holding company;

(g)                                  a good standing certificate for the Merger Sub issued by the Secretary of State of Illinois dated not more than five (5) Business Days prior to the Closing Date;

(h)                                 the Trust Debentures Assignment and Assumption Agreement (as defined in Section 2.8(p)) signed by a duly authorized officer of Acquiror and any and all other documentation required by the Trustee to effectuate the TRUPS Assumption;

(i)                                     evidence of payment in full of the Rantoul Note, the Darr Note and the Seed Note;

(j)                                    a legal opinion of counsel to the Company, dated the Closing Date, in the form attached to this Agreement as Exhibit A;

(k)                                 a general assignment to Principal Stockholder or an Affiliate of Principal Stockholder of all litigation rights relating to the Data Processing Fees, in a form reasonably acceptable to Principal Stockholder;

(l)                                     a copy of the Form D filed with the Securities and Exchange Commission with respect to Acquiror Common Stock to be issued to the Eligible Stockholders; and

(m)                             such other documents as the Company or its counsel shall reasonably request.

All of such items shall be reasonably satisfactory in form and substance to the Company and its counsel.

Section 2.8.                                Company’s Deliveries at Closing.  At the Closing, the Company shall deliver the following items to Acquiror:

(a)                                 a good standing certificate for the Company issued by the Secretary of State of Delaware dated not more than five (5) Business Days prior to the Closing Date;

(b)                                 a good standing certificate for the Company issued by the Secretary of State of Illinois dated not more than five (5) Business Days prior to the Closing Date;

(c)                                  a letter from the Federal Reserve confirming that the Company is registered as a bank holding company;

(d)                                 a copy of the certificate of incorporation of the Company certified by the Secretary of State of Delaware not more than five (5) Business Days prior to the Closing Date;

(e)                                  a certificate of the secretary or any assistant secretary of the Company dated the Closing Date certifying a copy of the bylaws of the Company and stating that there have been no further amendments to the articles of incorporation of the Company delivered pursuant to this Section 2.8;

(f)                                   copies of resolutions of the Stockholders and the board of directors of the Company authorizing and approving this Agreement and the Contemplated Transactions, certified as of the Closing Date by the secretary or any assistant secretary of the Company;

(g)                                  a good standing certificate for the Bank issued by the OCC not more than ten (10) Business Days prior to the Closing Date;

(h)                                 a copy of the charter of the Bank certified by the OCC not more than ten (10) Business Days prior to the Closing Date;

(i)                                     a certificate of the cashier or any assistant cashier, or secretary or assistant secretary, of the Bank dated the Closing Date certifying a copy of the bylaws of the Bank and stating that there have been no further amendments to the charter of the Bank delivered pursuant to this Section 2.8;

(j)                                    certificates from each of the Eligible Stockholders certifying that each such Eligible Stockholder is an Accredited Investor;

(k)                                 a list of the Stockholders as of the Closing Date with the number of shares of Company Common Stock owned by each and the certificate number(s) of the stock certificate(s) issued to each, certified by the secretary or any assistant secretary of the Company;

(l)                                     a resignation effective as of the Closing Date from each of the directors and officers of the Company and the Bank from such individual’s position, as the case may be, as a director and an officer of the Company and the Bank;

(m)                             a certificate and release of each of the Company’s and the Bank’s legal counsel, outside accountant and financial advisor or investment banker (if any) (i) representing that all of their respective fees and expenses relating to the Contemplated Transactions incurred by the Company or the Bank prior to and including the Effective Time have been paid in full and (ii) releasing Acquiror, Merger Sub and Acquiror Bank and their respective Affiliates from any obligation to pay any fees and expenses to such person;

(n)                                 a legal opinion of counsel to the Company, dated the Closing Date, in the form attached to this Agreement as Exhibit B;

(o)                                 a certificate executed by the President and the secretary or any assistant secretary of the Company dated the Closing Date stating that:  (i) all of the representations and warranties of the Company set forth in this Agreement are true and correct in all material respects with the same force and effect as if all of such representations and warranties were made at the Closing; and (ii) the Company has performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing; provided, however, that to the extent any representations and warranties, or performance and compliance with any covenants and obligations, are subject in this Agreement to a standard of Knowledge, materiality, Material Adverse Effect or similar standard, such representations and warranties shall be true and correct in all respects, and the Company shall have performed and complied in all respects with such covenants and obligations, in each case to the extent of the Knowledge, materiality, Material Adverse Effect or similar standard set forth herein;

(p)                                 an assignment and assumption agreement or supplemental indenture, in a form satisfactory to the Trustee, assigning all of the Company’s covenants, agreements and obligations under the Trust Debentures to Acquiror (the “Trust Debentures Assignment and Assumption Agreement”) and any and all other documentation and consents required by the Trustee, in a form satisfactory to the Trustee, to effectuate the TRUPS Assumption; and

(q)                                 such other documents as Acquiror or its counsel shall reasonably request.

All of such items shall be reasonably satisfactory in form and substance to Acquiror and its counsel.

Section 2.9.                                Absence of Control.  Subject to any specific provisions of this Agreement, it is the intent of the parties to this Agreement that none of Acquiror, Merger Sub or Acquiror Bank by reason of this Agreement shall be deemed (until consummation of the Contemplated Transactions) to control, directly or indirectly, any other party and shall not exercise, or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of any such other party.

Section 2.10.                         Dissenting Shares.  Any Stockholder who perfects such Stockholder’s dissenters’ rights in accordance with and as contemplated by Section 262 of the DGCL (a “Dissenting Stockholder”) shall be entitled to receive from the Surviving Entity in exchange for the Dissenting Stockholder’s shares of Company Common Stock (the “Dissenting Shares”) the value of such shares in cash as determined pursuant to such provisions of law; provided, however, that no such payment shall be made to any Dissenting Stockholder unless and until such Dissenting Stockholder has complied with the applicable provisions of the DGCL and surrendered to the Surviving Entity the Certificate representing the shares for which payment is being made.  If after the Effective Time a Dissenting Stockholder of the Company fails to perfect, or effectively withdraws or loses, such Stockholder’s right to appraisal of and payment for such Stockholder’s shares, the Surviving Entity shall issue and deliver, upon surrender by such Stockholder of his or her Certificate(s), the consideration to which such Stockholder is entitled under Article 3 (without interest) as if such Stockholder’s shares of Company Common Stock, as of the Effective Time, had been converted in the Merger into a right to receive the applicable portion of the Purchase Price.

Section 2.11.                         Alternative Structure.  Notwithstanding anything to the contrary contained in this Agreement, before the Effective Time, the parties may mutually agree to change the method of effecting the Contemplated Transactions if and to the extent that it deems such a change to be desirable; provided, that: (a) any such change shall not affect the U.S. federal income tax consequences of the Merger to holders of Company Common Stock; and (b) no such change shall (i) alter or change the amount or kind of the consideration to be issued to holders of Company Common Stock as consideration in the Merger or (ii) materially impede or delay consummation of the Merger. If the parties agree to make such a change, they shall execute appropriate documents to reflect the change.

Section 2.12.                         Bank Merger.  The parties understand that it is the present intention of Acquiror at or after the Effective Time to effect the Bank Merger.  Acquiror and the Company agree to cooperate and to take such steps as may be necessary to obtain all requisite regulatory, corporate and other approvals to effect the Bank Merger, subject to the consummation of, and to be effective concurrently with, the Merger or as soon as practicable thereafter.  The resulting bank shall be Acquiror Bank, and the name of the resulting bank will be “Midland States Bank.”  In furtherance of such agreement, each of Acquiror and the Company agrees:

(a)                                 respectively, to call a meeting of the board of directors of Acquiror Bank and the Bank and to use good faith Best Efforts to obtain approval of the Bank Merger and to submit the same to its respective sole shareholder for approval;

(b)                                 respectively, to vote the shares of stock of Acquiror Bank and the Bank owned by them in favor of the Bank Merger; and

(c)                                  to take, or cause to be taken, all steps necessary to consummate the Bank Merger at the Effective Time or such other later time as may be chosen by Acquiror.

The Bank Merger shall be accomplished pursuant to a merger agreement containing such terms and conditions as are ordinary and customary for similar types of affiliated bank merger transactions; provided that such merger agreement shall not affect the U.S. tax consequence of the Merger to holders of Company Common Stock; and it shall not (i) alter or change the amount or kind of the consideration to be issued to holders of Company Common Stock as consideration in the Merger or (ii) materially impede or delay consummation of the Merger. Notwithstanding anything contained in this Agreement to the contrary:  (x) the Bank Merger will be effective no earlier than the Effective Time (and in any event after the Merger); and (y) none of Acquiror’s or the Company’s actions in connection with the Bank Merger will unreasonably interfere with any of the operations of the Company, the Bank, Acquiror or Acquiror Bank prior to the Effective Time.

Article 3
CONSIDERATION; EXCHANGE PROCEDURES.

Section 3.1.                                Conversion or Cancellation of Shares.  At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any of the shares of the capital stock of Merger Sub:

(a)                                 Company Common Stock.  Subject to the provisions of this Article 3, each share of Company Common Stock (whether or not subject to restriction) issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares, shares of Company Common Stock beneficially owned by Acquiror and shares of Company Common Stock held in the Company’s treasury) will be converted into and constitute, as provided in and subject to the limitations set forth in this Agreement, the right to receive the following consideration (in the aggregate for all such shares of Company Common Stock, the “Merger Consideration”):

(i)                                     for each share of Company Common Stock held in the name of a person who is not an Eligible Stockholder (as that term is defined below), such Stockholder’s pro rata share of the Merger Consideration paid in Cash Consideration, without interest; and

(ii)                                  for each share of Company Common Stock held in the name of an Eligible Stockholder, such Eligible Stockholder’s:

(A)                               pro rata share of the Stock Consideration; plus

(B)                               pro rata share of the Cash Consideration, without interest, remaining after all distributions have been made to Stockholders, who are not Eligible Stockholders, pursuant to Section 3.1(a)(i).

For purposes of this Section 3.1, “Eligible Stockholder” means any Stockholder at Closing holding, directly, beneficially or as trustee, an aggregate of 10% or more of the Company Outstanding Shares, and who is an Accredited Investor.

(b)                                 Rights as Stockholders; Stock Transfers.  From and after the Effective Time, shares of Company Common Stock shall be no longer outstanding and shall automatically be canceled and shall cease to exist, and holders of Certificates formerly representing shares of Company Common Stock issued and outstanding immediately prior to the Effective Time will cease to be, and will have no rights as, Stockholders, other than rights to receive the consideration to which such holders are entitled in accordance with this Article 3 (or as to Dissenting Shares, such rights as provided by the DGCL).  After the Effective Time, there will be no transfers of shares of Company Common Stock on the stock transfer books of the Company or the Surviving Entity, and shares of Company Common Stock presented to Acquiror or the Surviving Entity for any reason will be canceled and exchanged in accordance with this Article 3.  Notwithstanding anything contained in this Section 3.1 to the contrary, at the Effective Time and by virtue of the Merger, each share of Company Common Stock beneficially owned by Acquiror (other than shares held in a trust, fiduciary, or nominee capacity or as a result of debts previously contracted) or held in the Company’s treasury will be canceled and retired and will cease to exist, and no cash, Acquiror Common Stock or any other consideration will be issued or paid in exchange therefor.

(c)                                  Merger Sub Membership Interests.  All of the membership interests of Merger Sub issued and outstanding immediately prior to the Effective Time will remain outstanding and will be converted into membership interests of the Surviving Entity.

(d)                                 Dissenting Shares.  The holders of any Dissenting Shares shall only receive Cash Consideration with respect to such shares.

Section 3.2.                                Exchange Procedures.

(a)                                 No less than twenty (20) Business Days prior to the Closing Date, Acquiror shall send to each Stockholder a transmittal letter in a form reasonably acceptable to the Company (the “Letter of Transmittal”).  Prior to the Closing Date, the Company shall use its best efforts to obtain from each Stockholder a fully executed Letter of Transmittal and the Certificate(s) representing the shares of Company Common Stock described in each such Letter of Transmittal.  Subsequent to the Closing Date, the Principal Stockholder shall cooperate with Acquiror to obtain a Letter of Transmittal from any Stockholder not providing a fully executed and properly completed Letter of Transmittal and related Certificate(s) prior to Closing.

(b)                                 Appointment of Exchange Agent.  The parties to this Agreement agree that Acquiror Bank shall serve, pursuant to the terms of a mutually acceptable exchange agent agreement, as the exchange agent for purposes of this Agreement (the “Exchange Agent”).  No later than the Closing Date, and continuing until the date that is one hundred eighty (180) days after the Effective Time, Acquiror shall make available on a timely basis or cause to be made available to the Exchange Agent cash and instruments representing Acquiror Common Stock (“New Instruments”) in such amounts as may be sufficient to allow the Exchange Agent to make all payments and deliveries that may be required pursuant to this Article 3 to be made to the holders of Company Common Stock in exchange for Certificates accompanied by a properly completed and executed Letter of Transmittal.  On the date that is one hundred eighty (180) days after the Effective Time, any such cash or New Instruments remaining in the possession of the Exchange Agent (together with any accrued but unpaid dividends or distributions in respect thereof) shall be delivered to (or as directed by) Acquiror.  Any holder of Certificates who has not theretofore exchanged his, her or its Old Certificates pursuant to this Article 3 shall thereafter be entitled to look exclusively to Acquiror, and only as a general creditor thereof, for the consideration to which he, she or it may be entitled upon exchange of such Old Certificates pursuant to this Article 3.  Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any holder of Old Certificates for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(c)                                  Exchange Procedures.

(i)                                     If the Exchange Agent receives a properly completed Letter of Transmittal and related Certificate from a Stockholder prior to the Closing Date, the Surviving Entity shall cause the Exchange Agent to mail or deliver to such Stockholder a check and/or a New Instrument in the amount or amounts to which such Stockholder is entitled pursuant to this Article 3 at the Effective Time.

(ii)                                  If the Exchange Agent receives a properly completed Letter of Transmittal and related Certificate from a Stockholder after the Effective Time, the Surviving Entity shall cause the Exchange Agent to mail or deliver to such Stockholder a check and/or a New Instrument in the amount or amounts to which such Stockholder is entitled pursuant to this Article 3 no later than ten (10) Business Days after the Exchange Agent receives such Person’s properly completed Letter of Transmittal and Certificate.

(d)                                 Lost, Stolen or Destroyed Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Acquiror or the Exchange Agent, the posting by such Person of a bond in such reasonable amount as Acquiror or the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, Acquiror or the Exchange Agent shall, in exchange for such lost, stolen or destroyed Certificate, pay or cause to be paid the consideration deliverable in respect of the shares formerly represented by such Certificate pursuant to this Article 3.

Article 4
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Acquiror that the following are true and correct as of the Agreement Date, and will be true and correct as of the Effective Time:

Section 4.1.                                Company Organization.  The Company:  (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is also in good standing in each other jurisdiction in which the nature of business conducted or the properties or assets owned or leased by it makes such qualification necessary; (b) is registered with the Federal Reserve as a bank holding company under the Bank Holding Company Act of 1956 as amended (the “BHCA”); and (c) has full power and authority, corporate and otherwise, to operate as a bank holding company and to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted.  Except as set forth on Section 4.1 of the Schedules, at Closing, the Company will have no direct or indirect subsidiaries other than the Bank.  Copies of the certificate of incorporation and bylaws of the Company and all amendments thereto are set forth on Section 4.1 of the Schedules and are complete and correct.

Section 4.2.                                Bank Organization.  The Bank is a commercial national banking association, validly existing and in good standing under the laws of the United States of America.  The Bank has full power and authority, corporate and otherwise, to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary.  Copies of the charter and bylaws of the Bank and all amendments thereto are set forth on Section 4.2 of the Schedules and are complete and correct.  At Closing, the Bank will have no subsidiaries.

Section 4.3.                                Eligible Stockholder Trusts.  The Principal Stockholder is the duly appointed and acting trustee of each of the Eligible Stockholder Trusts (the “Trustee”).

Section 4.4.                                Authorization; Enforceability.  The Company has the requisite corporate power and authority, and the Principal Stockholder and the Trustee each has full legal capacity, power and authority (including, with respect to the Trustee, under the governing trust agreements of the Eligible Stockholder Trusts), to enter into and perform its obligations under this Agreement.  The execution, delivery and performance of this Agreement by the Company and each of the Principal Stockholder and the Trustee, and the consummation by them of their respective obligations under this Agreement, have been authorized by all necessary corporate action, subject to approval by the Stockholders, and by all necessary actions of the Principal Stockholder and the Trustee (including as required by any governing trust agreements), and, subject to the receipt of the requisite approvals from the Regulatory Authorities, this Agreement constitutes a legal, valid and binding obligation of the Company, the Principal Stockholder and the Trustee enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and subject to general principles of equity.

Section 4.5.                                No Conflict.  Except as set forth on Section 4.5 of the Schedules, neither the execution nor delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):  (a) contravene, conflict with or result in a violation of any provision of the certificate of incorporation or bylaws of the Company or the charter or bylaws of the Bank, as each is in effect on the Agreement Date, or any currently effective resolution adopted by the boards of directors or stockholders of the Company or the Bank; (b) contravene, conflict with or result in a violation of, or give any Regulatory Authority or other Person the valid and enforceable right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Company or the Bank, or any of their respective assets that are owned or used by them, may be subject, except for any contravention, conflict or violation that is permissible by virtue of obtaining the regulatory approvals necessitated by the Contemplated Transactions, including such approvals under the BHCA, the Federal Reserve Act, as amended (the “FRA”), the Illinois Banking Act (the “IBA”) and the National Banking Act (the “NBA”); (c) contravene, conflict with or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any material Contract to which the Company or the Bank is a party or by which any of their respective assets is bound; or (d) result in the creation of any lien, charge or encumbrance upon or with respect to any of the assets owned or used by the Company or the Bank; except, in the case of each of clauses (c) and (d), where any such contravention, conflict, violation, breach, lien, charge or encumbrance would not reasonably be expected to have a Material Adverse Effect on the Company or the Bank.  Except for the regulatory approvals referred to in Section 8.1, the requisite approval of the Stockholders and the Trustee and as set forth on Section 4.5 of the Schedules, neither the Company nor the Bank is or will be required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

Section 4.6.                                Capitalization.

(a)                                 The authorized capital stock of the Company currently consists, and at the Closing will consist, exclusively of 30,000 shares of Company Common Stock, 25,456 of which shares are validly issued and outstanding and fully paid and nonassessable, and 10,000 shares of preferred stock of which none are issued and outstanding.

(b)                                 None of the shares of Company Common Stock have been issued in violation of any federal or state securities laws or any other applicable Legal Requirement.  Except as disclosed in or permitted by this Agreement or as provided on Section 4.6 of the Schedules, since December 31, 2011, no shares of Company Common Stock have been purchased, redeemed or otherwise acquired, directly or indirectly, by the Company, and no dividends or other distributions payable in any equity securities of the Company have been declared, set aside, made or paid to the Stockholders.  To the Knowledge of the Company, none of the shares of authorized capital stock of the Company are, nor on the Closing will they be, subject to any claim of right inconsistent with this Agreement.  There are, as of the Agreement Date, no outstanding subscriptions, Contracts, conversion privileges, options, warrants, calls or other rights obligating the Company to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of the Company, and except as provided in this Section 4.6 or otherwise disclosed in this Agreement, the Company is not a party to any Contract relating to the issuance, purchase, sale or transfer of any equity securities or other securities of the Company.  The Company does not own or have any Contract to acquire any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business except as set forth on Section 4.5 of the Schedules.

Section 4.7.                                Bank Capitalization.  The authorized capital stock of the Bank consists, and at the Closing will consist, exclusively of 2,000 shares of capital stock, $100.00 par value per share, all of which are, and at the Closing will be, validly issued and outstanding and fully paid and nonassessable (the “Bank Shares”).  The Company is, and will be on the Closing Date, the record and beneficial owner of one hundred percent (100%) of the Bank Shares, and except for the pledge of the Bank Shares to Bank of Rantoul and R. Mark Darr, owns the Bank Shares free and clear of any lien or encumbrance whatsoever.  The Bank Shares will be on the Closing Date, following the payment in full of the Rantoul Note and the Darr Note, freely transferable and subject to no claim of right except pursuant to this Agreement.  There are, as of the Agreement Date, no outstanding subscriptions, Contracts, conversion privileges, options, warrants, calls or other rights obligating the Bank to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of the Bank, and the Bank is not a party to any Contract relating to the issuance, purchase, sale or transfer of any equity securities or other securities of the Bank.  Except as set forth on Section 4.5 of the Schedules, the Bank does not own or have any Contract to acquire any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

Section 4.8.                                Company Financial Statements and Reports.  True, correct and complete copies of the following financial statements are included in Section 4.8 of the Schedules:

(a)                                 audited consolidated financial statements for the Company as of and for the years ended December 31, 2011 and 2010; and

(b)                                 Call Reports for the Bank as of and for the period ended December 31, 2012 and 2011.

The financial statements described in clause (a) have been prepared in accordance with GAAP applied on a consistent basis during the period involved.  The financial statements described in clause (b)

above have been prepared on a basis consistent with past accounting practices and as required by applicable Legal Requirements.  Taken together, the financial statements described in clauses (a) and (b) above (collectively, and including the notes thereto, the “Company Financial Statements”) are complete and correct in all material respects and fairly and accurately present the financial position, assets, liabilities and results of operations of each of the Company or the Bank as of the respective dates thereof, and for the periods referred to therein.  The Company Financial Statements do not include any material assets or omit to state any material liabilities, absolute or contingent, or other facts, which inclusion or omission would render the Company Financial Statements misleading in any material respect as of the respective dates thereof and for the periods referred to therein.

Section 4.9.                                Books and Records.  The books of account, minute books, stock record books and other records of the Company and the Bank are complete and correct in all material respects and have been maintained in accordance with the Company’s business practices and all applicable Legal Requirements, including the maintenance of any adequate system of internal controls required by Legal Requirements.  The minute books of the Company and the Bank contain accurate and complete records in all material respects of all meetings held of, and corporate action taken by, their respective shareholders, board of directors and committees of the board of directors.  At the Closing, all of those books and records will be in the possession of the Company and the Bank.

Section 4.10.                         Title to Properties.  Each of the Company and the Bank has good and marketable title to all assets and properties, whether real or personal, tangible or intangible, that it purports to own, including all real property carried by the Bank as OREO.  Except as set forth on Section 4.10 of the Schedules, the ownership interests of the Company or the Bank in such assets and properties (excluding OREO) are not subject to any valid liens, mortgages, security interests, encumbrances or charges of any kind except:  (a) as noted in the most recent Company Financial Statements; (b) statutory liens for Taxes not yet delinquent or being contested in good faith by appropriate Proceedings and for which appropriate reserves have been established and reflected on the Company Financial Statements; (c) pledges or liens required to be granted in connection with the acceptance of government deposits, granted in connection with repurchase or reverse repurchase agreements, pursuant to advances from the Federal Home Loan Bank of Chicago, or otherwise incurred in the Ordinary Course of Business; and (d) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purposes for which they are held (all of such exceptions in clauses (a) through (d) are collectively referred to as the “Permitted Exceptions”).  Each of the Company and the Bank as lessee has the right under valid and existing leases to occupy, use, possess and control any and all of the respective property leased by it.  Except where any failure would not reasonably be expected to have a Material Adverse Effect on the Company on a consolidated basis, all buildings and structures owned by the Company and the Bank lie wholly within the boundaries of the real property owned or validly leased by it and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.

Section 4.11.                         Loans; Allowance for Loan and Lease Losses.

(a)                                 Except as set forth on Section 4.11 of the Schedules, each loan, loan agreement, note, lease or other borrowing agreement, any participation therein, and any guaranty, renewal or extension thereof (collectively, “Bank Loans”) reflected as an asset on any of the Company Financial Statements or reports filed with the Regulatory Authorities is evidenced by documentation that is customary and legally sufficient in all material respects and constitutes, to the Knowledge of the Company, the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors rights generally or equitable principles or doctrines; provided, however, any representation made in this Section 4.10(a) will not be deemed to be a representation of the collectability of such loans.

(b)                                 All Bank Loans originated or purchased by the Bank were, to the Knowledge of the Company, made or purchased in the Ordinary Course of Business of the Bank and in accordance with the policies of the board of directors of the Bank.  Except as set forth on Section 4.11 of the Schedules, the Bank’s interest in all Bank Loans is free and clear of any security interest, lien, encumbrance or other charge, and the Bank has complied in all material respects with all Legal Requirements relating to such Bank Loans.

(c)                                  Except as disclosed on Section 4.11 of the Schedules, to the Knowledge of the Company, the Bank is not a party to any Bank Loan:  (i) under the terms of which the obligor is more than ninety (90) days delinquent in payment of principal or interest or in default of any other material provision as of the dates shown thereon or for which the Bank has discontinued the accrual of interest; (ii) that has been classified as “substandard,” “doubtful,” “loss,” “other loans especially mentioned” or any comparable classifications by the Bank; or (iii) that has been listed on any “watch list” or similar internal report of the Bank.

(d)                                 The Bank’s allowance for loan and lease losses reflected in the Company Financial Statements (including footnotes thereto) was determined on the basis of the Bank’s continuing review and evaluation of the portfolio of Bank Loans under the requirements of GAAP and Legal Requirements, was established in a manner consistent with the Bank’s internal policies, and, in the reasonable judgment of the Bank, is adequate in all material respects as of their respective dates under the requirements of GAAP and all Legal Requirements to provide for possible or specific losses, net of recoveries relating to Bank Loans previously charged-off, on outstanding Bank Loans.

(e)                                  To the Knowledge of the Company:  (i) none of the Bank Loans is subject to any material offset or claim of offset; (ii) the aggregate loan balances in excess of the Bank’s allowance for loan and lease losses are, based on past loan loss experience, collectible in accordance with their terms (except as limited above); and (iii) all uncollectible loans have been charged off.

Section 4.12.                         Undisclosed Liabilities; Adverse Changes.  Except as set forth on Section 4.12 of the Schedules, neither the Company nor the Bank has any material liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise), except for liabilities or obligations reflected or reserved against in the Company Financial Statements and current liabilities incurred in the Ordinary Course of Business since the respective dates thereof.  Except as set forth on Section 4.12 of the Schedules, since the date of the latest Financial Statement, there has not been any change in the business, operations, properties, prospects, assets or condition of the Company or the Bank, and, to the Knowledge of the Company, no event has occurred or circumstance exists, that has had or would reasonably be expected to have a Material Adverse Effect on the Company on a consolidated basis.

Section 4.13.                         Taxes.  Except as set forth on Section 4.13 of the Schedules:

(a)                                 Each of the Company and the Bank has duly and timely filed all Tax Returns required to be filed by it on or before the Closing Date for all taxable or reporting periods ending on or before the Closing Date, and each such Tax Return is true, correct and complete in all material respects.  Each of the Company and the Bank has paid, or made adequate provision for the payment of, all Taxes (whether or not reflected in Tax Returns as filed or to be filed) due and payable by the Company and/or the Bank, or claimed to be due and payable by any Regulatory Authority, and is not delinquent in the payment of any Tax, except such Taxes as are being contested in good faith and as to which adequate reserves have been provided.

(b)                                 There is no claim or assessment pending or, to the Knowledge of the Company, Threatened against the Company or the Bank for any Taxes that it owes.  No audit,

examination or investigation related to Taxes paid or payable by the Company or the Bank is presently being conducted or, to the Knowledge of the Company, Threatened by any Regulatory Authority.  Neither the Company nor the Bank is the beneficiary of any extension of time within which to file any Tax Return, and there are no liens for Taxes (other than Taxes not yet due and payable) upon any of the Company’s or the Bank’s assets.

(c)                                  The Company is, and at all times since January 1, 1997, has been, an “S corporation” within the meaning of Section 1361(a) of the Code.

(d)                                 The Bank is, and at all times since January 1, 1997, has been, a “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3) of the Code.

(e)                                  Each of the Company and the Bank has delivered or made available to Acquiror true, correct and complete copies of all Tax Returns filed with respect to the last three fiscal years by the Company and the Bank and any Tax examination reports and statements of deficiencies assessed or agreed to for any such time period.

Section 4.14.                         Compliance with ERISA.  Except as set forth on Section 4.14 of the Schedules, all employee benefit plans (as defined in Section 3(3) of ERISA) established or maintained by the Company or the Bank or to which the Company or the Bank contributes, are, to the Knowledge of the Company, in material compliance with all applicable requirements of ERISA, and are in material compliance with all applicable requirements (including qualification and non-discrimination requirements in effect as of the Closing) of the Code for obtaining the Tax benefits the Code thereupon permits with respect to such employee benefit plans.  No such employee benefit plan has any amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA) for which the Company or the Bank would be liable to any Person under Title IV of ERISA if any such employee benefit plan were terminated as of the Closing.  Such employee benefit plans are funded in accordance with Section 412 of the Code (if applicable).  There would be no obligations of the Company or the Bank under Title IV of ERISA relating to any such employee benefit plan that is a multi-employer plan if any such plan were terminated or if the Company or the Bank withdrew from any such plan as of the Closing.  All contributions and premium payments that are due under any such benefit plans have been made.

Section 4.15.                         Compliance with Legal Requirements.  Each of the Company and the Bank holds all licenses, certificates, permits, franchises and rights from all appropriate Regulatory Authorities necessary for the conduct of its respective business.  Except as set forth on Section 4.15 of the Schedules, each of the Company and the Bank is, and at all times since December 31, 2011, has been, in compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its respective businesses or the ownership or use of any of its respective assets, except where the failure to comply would not reasonably be expected to have a Material Adverse Effect on the Company on a consolidated basis.  To the Knowledge of the Company, no event has occurred or circumstance exists that (with or without notice or lapse of time):  (a) may constitute or result in a violation by the Company or the Bank of, or a failure on the part of the Company or the Bank to comply with, any Legal Requirement; or (b) may give rise to any obligation on the part of the Company or the Bank to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Legal Requirement; except, in either case, where the failure to comply or the violation would not have a Material Adverse Effect on the Company on a consolidated basis.  Except as set forth on Section 4.15 of the Schedules, neither the Company nor the Bank has received, at any time since December 31, 2011, any notice or other communication (whether oral or written) from any Regulatory Authority or any other Person, nor does the Company have any Knowledge regarding:  (x) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement; or (y) any actual, alleged, possible or potential obligation on the part of the Company or the Bank to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Legal Requirement, except where any such violation, failure or obligation would not have a Material Adverse Effect on the Company on a consolidated basis.

Section 4.16.                         Legal Proceedings; Orders.

(a)                                 Section 4.16 of the Schedules is a true and correct list of all Proceedings and Orders entered into, affecting or involving the Company or the Bank or any of their respective assets or businesses, or the Contemplated Transactions, that has not been fully satisfied and terminated and that would reasonably be expected to have cause or result in a loss to the Company or the Bank in excess of $25,000.  To the Knowledge of the Company, no officer, director, agent or employee of the Company or the Bank is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the businesses of the Company or the Bank as currently conducted.

(b)                                 Except as set forth on Section 4.16 of the Schedules, neither the Company nor the Bank:  (i) is subject to any cease and desist or other Order or enforcement action issued by; (ii) is a party to any written agreement, consent agreement or memorandum of understanding with; (iii) is a party to any commitment letter or similar undertaking to; (iv) is subject to any Order or directive by; (v) is subject to any supervisory letter from; (vi) has been ordered to pay any civil money penalty, which has not been paid; or (vii) has adopted any policies, procedures or board resolutions at the request of, any Regulatory Authority that currently restricts in any material respect the conduct of its business, relates in any material manner to its capital adequacy, restricts its ability to pay dividends, or limits in any material manner its credit or risk management policies, its management or its business.

Section 4.17.                         Absence of Certain Changes and Events.  Except as otherwise set forth in this Agreement or on Section 4.17 of the Schedules, since December 31, 2011, each of the Company and the Bank has conducted its business only in the Ordinary Course of Business, and without limiting the foregoing, with respect to each, since December 31, 2011, there has not been any:

(a)                                 change in its authorized or issued capital stock; grant of any stock option or right to purchase shares of its capital stock; issuance of any security convertible into such capital stock or evidences of indebtedness (except in connection with customer deposits); grant of any registration rights; purchase, redemption, retirement or other acquisition by it of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of its capital stock, except as reflected on the Company Financial Statements;

(b)                                 amendment to its certificate of incorporation, charter or bylaws or adoption of any resolutions by its board of directors or shareholders with respect to the same;

(c)                                  payment or increase of any bonus, salary or other compensation to any of its Stockholders, directors, officers or employees, except for regular director fees and normal increases in the Ordinary Course of Business or in accordance with any then-existing Company Employee Benefit Plan (as defined in Section 4.18(m)) disclosed in the Schedules, or entry by it into any employment, consulting, non-competition, change in control, severance or similar Contract with any Stockholder, director, officer or employee, except for the Contemplated Transactions and except for any employment, consulting or similar agreement or arrangement that is not terminable at will or upon thirty (30) days’ notice or less, without penalty or premium;

(d)                                 adoption, amendment (except for any amendment necessary to comply with any Legal Requirement) or termination of, or increase in the payments to or benefits under, any Company Employee Benefit Plan;

(e)                                  damage to or destruction or loss of any of its assets or property, whether or not covered by insurance and where the resulting diminution in value individually or in the aggregate is greater than $25,000;

(f)                                   entry into, termination or extension of, or receipt of notice of termination of any joint venture or similar agreement pursuant to any Contract or any similar transaction;

(g)                                  except for this Agreement, entry into any new, or modification, amendment, renewal or extension (through action or inaction) of the terms of any existing, lease, Contract or license that has a term of more than one year or that involves the payment by the Company or the Bank of more than $10,000 in the aggregate;

(h)                                 Bank Loan or commitment to make any Bank Loan other than in the Ordinary Course of Business;

(i)                                     Bank Loan or commitment to make, renew, extend the term or increase the amount of any Bank Loan to any Person if such Bank Loan or any other Bank Loans to such Person or an Affiliate of such Person is on the “watch list” or similar internal report of the Bank, or has been classified by the Bank or Regulatory Authority as “substandard,” “doubtful,” “loss,” or “other loans specially mentioned” or listed as a “potential problem loan”;

(j)                                    incurrence by it of any obligation or liability (fixed or contingent) other than advances from the Federal Home Loan Bank of Chicago or in the Ordinary Course of Business;

(k)                                 sale (other than any sale in the Ordinary Course of Business), lease or other disposition of any of its assets or properties, or mortgage, pledge or imposition of any lien or other encumbrance upon any of its material assets or properties, except:  (i) for Permitted Exceptions; or (ii) as otherwise incurred in the Ordinary Course of Business;

(l)                                     cancellation or waiver by it of any claims or rights with a value in excess of $10,000 in the aggregate;

(m)                             any investment by it of a capital nature exceeding $10,000 or aggregate investments of a capital nature exceeding $25,000;

(n)                                 except for the Contemplated Transactions, merger or consolidation with or into any other Person, or acquisition of any stock, equity interest or business of any other Person;

(o)                                 transaction for the borrowing or loaning of monies, or any increase in any outstanding indebtedness, other than in the Ordinary Course of Business;

(p)                                 material change in any policies and practices with respect to liquidity management and cash flow planning, marketing, deposit origination, lending, budgeting, profit and Tax planning, accounting or any other material aspect of its business or operations, except for such changes as may be required in the opinion of the management of the Company or the Bank to respond to then current market or economic conditions or as may be required by any Regulatory Authorities;

(q)                                 filing of any applications for additional branches, opening of any new office or branch, closing of any current office or branch, or relocation of operations from existing locations;

(r)                                    discharge or satisfaction of any material lien or encumbrance on its assets or repayment of any material indebtedness for borrowed money, except for obligations incurred and repaid in the Ordinary Course of Business;

(s)                                   entry into any Contract or agreement to buy, sell, exchange or otherwise deal in any assets or series of assets, including any investment securities in a single transaction in excess of $10,000 in aggregate value, except for the pledging of collateral to secure public funds (including Federal Home Loan Bank advances) or entry into any repurchase agreements in the Ordinary Course of Business;

(t)                                    purchase or other acquisition of any investments, direct or indirect, in any derivative securities, financial futures or commodities or entry into any interest rate swap, floors and option agreements, or other similar interest rate management agreements;

(u)                                 hiring of any employee with an annual salary in excess of $40,000, except for employees at will who are hired to replace employees who have resigned or whose employment has otherwise been terminated; or

(v)                                 agreement, whether oral or written, by it to do any of the foregoing.

Section 4.18.                         Properties, Contracts and Employee Benefit Plans.  Except for Contracts evidencing Bank Loans made by the Bank in the Ordinary Course of Business, Section 4.18 of the Schedules lists or describes the following with respect to the Company and the Bank:

(a)                                 all interests in real property owned by it, including OREO (the “Company Real Estate”), and the principal buildings and structures located thereon, together with the address of such real estate, and each lease of real property to which it is a party, identifying the parties thereto, the annual rental payable, the expiration date thereof and a brief description of the property covered, and in each case of either owned or leased real property, the proper identification, if applicable, of each such property as a branch or main office or other office;

(b)                                 all loan and credit agreements, conditional sales Contracts or other title retention agreements or security agreements relating to money borrowed by it, exclusive of deposit agreements with customers of the Bank entered into in the Ordinary Course of Business, agreements for the purchase of federal funds and repurchase agreements;

(c)                                  each Contract that involves performance of services or delivery of goods or materials by it of an amount or value in excess of $10,000;

(d)                                 each Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of it in excess of $10,000;

(e)                                  each Contract not referred to elsewhere in this Section 4.18 that:  (i) relates to the future purchase of goods or services that materially exceeds the requirements of its respective business at current levels or for normal operating purposes; or (ii) has a Material Adverse Effect on the Company on a consolidated basis;

(f)                                   each lease, rental, license, installment and conditional sale agreement and other Contract affecting the ownership of, leasing of, title to or use of, any personal property (except personal property leases and installment and conditional sales agreements having aggregate payments of less than $10,000);

(g)                                  each licensing agreement or other Contract with respect to patents, trademarks, copyrights, or other intellectual property (collectively, “Intellectual Property Assets”), including agreements with current or former employees, consultants or contractors regarding the appropriation or the nondisclosure of any of its Intellectual Property Assets;

(h)                                 each collective bargaining agreement and other Contract to or with any labor union or other employee representative of a group of employees;

(i)                                     each joint venture, partnership and other Contract (however named) involving a sharing of profits, losses, costs or liabilities by it with any other Person;

(j)                                    each Contract containing covenants that in any way purport to restrict, in any material respect, the business activity of the Company or the Bank or limit, in any material respect, the ability of the Company or the Bank to engage in any line of business or to compete with any Person;

(k)                                 each Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods;

(l)                                     the name and annual salary of each director and executive officer of the Company and the Bank, and the profit sharing, bonus or other form of compensation (other than salary) paid or payable by the Company or the Bank to or for the benefit of each such Person in question for the year ended December 31, 2011, and for the current year, and any employment agreement, consulting agreement, noncompetition, severance or change in control agreement or similar arrangement or plan with respect to each such Person;

(m)                             each “employee benefit plan” (as defined in Section 3(3) of ERISA), profit sharing, group insurance, hospitalization, stock option, pension, retirement, bonus, severance, change in control, deferred compensation, stock bonus, stock purchase, employee stock ownership or other employee welfare or benefit agreements, plans or arrangements established, maintained, sponsored or undertaken by the Company or the Bank for the benefit of the officers, directors or employees or the Company or the Bank, including each trust or other agreement with any custodian or any trustee for funds held under any such agreement, plan or arrangement, and all other Contracts or arrangements under which pensions, deferred compensation or other retirement benefits are being paid or may become payable by the Company or the Bank for the benefit of the employees of the Company or the Bank or which were terminated within the last six (6) years (collectively, “Company Employee Benefit Plans”);

(n)                                 the name of each Person who is or would be entitled pursuant to any Contract or Company Employee Benefit Plan to receive any payment from the Company or the Bank as a result of the consummation of the Contemplated Transactions (including any payment that is or would be due as a result of any actual or constructive termination of a Person’s employment or position following such consummation) and the maximum amount of such payment;

(o)                                 each Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by the Company or the Bank to be responsible for consequential damages;

(p)                                 each Contract for capital expenditures in excess of $10,000;

(q)                                 each warranty, guaranty or other similar undertaking with respect to contractual performance extended by the Company or the Bank other than in the Ordinary Course of Business; and

(r)                                    each amendment, supplement and modification in respect of any of the foregoing.

Copies of each document, plan or Contract listed and described on Section 4.18 of the Schedules are attached to such Schedule.

Section 4.19.                         No Defaults.  Except as set forth on Section 4.19 of the Schedules, each Contract identified or required to be identified on Section 4.18 of the Schedules is in full force and effect and is valid and enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and subject to general principles of equity.  Each of the Company and the Bank is, and at all times since December 31, 2011, has been, in full compliance with all applicable terms and requirements of each Contract under which either the Company or the Bank has or had any obligation or liability or by which the Company or the Bank or any asset owned or used by it is or was bound, except where the failure to be in full compliance would not reasonably be expected to have a Material Adverse Effect on the Company on a consolidated basis.  To the Knowledge of the Company, each other Person that has or had any obligation or liability under any such Contract under which the Company or the Bank has or had any rights is, and at all times since December 31, 2011, has been, in full compliance with all applicable terms and requirements of such Contract, except where the failure to be in full compliance would not reasonably be expected to have a Material Adverse Effect on the Company on a consolidated basis.  No event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a material violation or breach of, or give the Company, the Bank or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Contract.  Except in the Ordinary Course of Business with respect to any Bank Loan, neither the Company nor the Bank has given to or received from any other Person, at any time since December 31, 2011, any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential violation or breach of, or default under, any Contract, that has not been terminated or satisfied prior to the Agreement Date.  Other than in the Ordinary Course of Business in connection with workouts and restructured loans, there are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate, any material amounts paid or payable to the Company or the Bank under current or completed Contracts with any Person and no such Person has made written demand for such renegotiation.

Section 4.20.                         Insurance.  Section 4.20 of the Schedules lists the policies and material terms of insurance (including bankers’ blanket bond and insurance providing benefits for employees) owned or held by the Company or the Bank on the Agreement Date.  Each policy is in full force and effect (except for any expiring policy which is replaced by coverage at least as extensive).  All premiums due on such policies have been paid in full.

Section 4.21.                         Compliance with Environmental Laws.  There are no actions, suits, investigations, liabilities, inquiries, Proceedings or Orders involving the Company or the Bank or any of their respective assets that are pending or, to the Knowledge of the Company, Threatened, nor to the Knowledge of the Company is there any factual basis for any of the foregoing, as a result of any asserted failure of the Company or the Bank, or any predecessor thereof, to comply with any federal, state, county and municipal law, including any statute, regulation, rule, ordinance, Order, restriction and requirement, relating to underground storage tanks, petroleum products, air pollutants, water pollutants or process waste water or otherwise relating to the environment or toxic or hazardous substances or to the manufacture, processing, distribution, use, recycling, generation, treatment, handling, storage, disposal or transport of any hazardous or toxic substances or petroleum products (including polychlorinated biphenyls, whether contained or uncontained, and asbestos-containing materials, whether friable or not), including, the Federal Solid Waste Disposal Act, the Hazardous and Solid Waste Amendments, the Federal Clean Air Act, the Federal Clean Water Act, the Occupational Health and Safety Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 and the Superfund Amendments and Reauthorization Act of 1986, all as amended, and regulations of the Environmental Protection Agency, the Nuclear Regulatory Agency and any state department of natural resources or state environmental protection agency now in effect (collectively, the “Environmental Laws”).  No environmental clearances or other governmental approvals are required for the conduct of the business of the Company or the Bank or the consummation of the Contemplated Transactions.  To the Knowledge of the Company, neither the Company nor the Bank is the owner of any interest in real estate on which any substances have been used, stored, deposited, treated, recycled or disposed of, which substances if known to be present on, at or under such property, would require clean-up, removal or some other remedial action under any Environmental Law.

Section 4.22.                         Employee Benefit Plans.

(a)                                 The Company has delivered to Acquiror:  (i) all documents that set forth the terms of each Company Employee Benefit Plan, and of any related trust, including all summary plan descriptions, summaries and descriptions furnished to participants and beneficiaries; (ii) all personnel, payroll and employment manuals and policies; (iii) a written description of any Company Employee Benefit Plan that is not otherwise in writing; (iv) all registration statements filed with respect to any Company Employee Benefit Plan; (v) all insurance policies purchased by or to provide benefits under any Company Employee Benefit Plan; (vi) all reports submitted within three years preceding the date of this Agreement by third party administrators, actuaries, investment managers, trustees, consultants, or other independent contractors with respect to any Company Employee Benefit Plan; (vii) the Form 5500 filed in each of the most recent three plan years with respect to each Company Employee Benefit Plan, including all schedules thereto and the opinions of independent accountants; (viii) all notices that were given by the Company or an ERISA Affiliate or any Company Employee Benefit Plan to the IRS or any participant or beneficiary, pursuant to statute, within the three years preceding the date of this Agreement, including notices that are expressly mentioned elsewhere in this Section 4.22; (ix) all notices that were given by the IRS or the Department of Labor to the Company, any ERISA Affiliate, or any Company Employee Benefit Plan within the three years preceding the date of this Agreement; and (x) notice of any Company Employee Benefit Plan that meets or purports to meet the requirements of Section 401(a) of the Code.

(b)                                 Section 4.22 of the Schedules sets forth the financial cost of all obligations owed under any Company Employee Benefit Plan that is not subject to the disclosure and reporting requirements of ERISA.

(c)                                  Except as set forth on Section 4.22 of the Schedules, all Company Employee Benefit Plans comply in form and in operation in all material respects with all applicable requirements of the Code and ERISA and other applicable Legal Requirements, including the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Health Insurance Portability and Accountability Act of 1996, and the American Jobs Creation Act of 2004, except in any case in which any Company Employee Benefit Plan is currently required to comply with a provision of ERISA or of the Code, but is not yet required to be amended to reflect such provision, it has been administered in all material respects in accordance with such provision of ERISA or of the Code.  Except as set forth on Section 4.22 of the Schedules, all “employee pension benefit plans,” within the meaning of Section 3(2) of ERISA, maintained by the Company or the Bank and which are intended to meet the qualification requirements of Section 401(a) of the Code have met such requirements at all times and have been and continue to be tax exempt under Section 501(a) of the Code, and a favorable determination as to the qualification under the Code of each plan and each amendment thereto has been made by the IRS.  Except as set forth on Section 4.22 of the Schedules, neither the Company nor the Bank has:  (i) become subject to any disallowance of deductions under Sections 419 or 419A of the Code; (ii) incurred any liability for excise tax under Sections 4972, 4975, or 4976 of the Code or any liability or penalty under ERISA; or (iii) breached any of the duties or failed to perform any of the obligations imposed upon the fiduciaries or plan administrators under Title I of ERISA

(d)                                 Neither the Company nor the Bank would have any liability or contingent liability (including the payment by the Company or the Bank of premiums for health care coverage for active employees or retirees) if any Company Employee Benefit Plan were terminated or if the Company or the Bank were to cease its participation therein.  Except as set forth on Section 4.22 of the Schedules, neither the Company nor the Bank nor any ERISA Affiliates or Persons acting on their behalf have made any written or oral promises or statements to employees or retirees who are now living which might reasonably have been construed by them as promising “lifetime” or other vested rights to benefits under any Company Employee Benefit Plan that cannot be unilaterally terminated or modified by the Company, the Bank or the applicable ERISA Affiliate at its discretion at any time without further obligation.

(e)                                  On a timely basis, the Company, the Bank and the ERISA Affiliates have made all contributions or payments to or under each Company Employee Benefit Plan as required pursuant to each such Company Employee Benefit Plan, any collective bargaining agreements or other provision for reserves to meet contributions and payments under such Company Employee Benefit Plans which have not been made because they are not yet due.

(f)                                   Except as set forth on Section 4.22 of the Schedules, no Company Employee Benefit Plan listed in Section 4.22 of the Schedules has ever acquired or held any “employer security” or “employer real property” (each as defined in Section 407(d) of ERISA).  If any Company Employee Benefit Plan has ever acquired or held any “employer security” or “employer real property” (each as defined in Section 407(d) of ERISA), such plan has at all times and in all material respects been administered in compliance with:  (i) the requirements of Section 407 of ERISA; (ii) the exemption set forth in Section 408(e) of ERISA from the prohibited transaction provisions contained in Section 406 of ERISA; and (iii) all applicable Legal Requirements, including all federal and state securities laws, regulations, releases and applicable guidelines.

(g)                                  Except as set forth on Section 4.22 of the Schedules, each Company Employee Benefit Plan subject to the provisions of Section 404(c) of ERISA has been administered in compliance therewith.

(h)                                 None of the Company, the Bank or any ERISA Affiliate has ever contributed or is obligated to contribute under any “multiemployer plan” (as defined in Section 3(37) of ERISA).  No Company Employee Benefit Plan is (or at any time has been) subject to Title IV of ERISA or Section 412 of the Code.

(i)                                     The Company, the Bank and the ERISA Affiliates have complied with all requirements of the Consolidated Omnibus Budget Reconciliation Act to the extent so required.  Except as set forth on Section 4.22 of the Schedules, neither the Company nor the Bank nor any ERISA

Affiliate provides or is obligated to provide health or welfare benefits to any current or future retired or former employee other than any benefits required to be provided under such Act.

(j)                                    There are no pending audits or investigations by any governmental agency involving the Company Employee Benefit Plans and, to the Company’s Knowledge, no Threatened or pending claims (except for individual claims for benefits payable in the normal operation of the Company Employee Benefit Plans), suits or proceedings involving any Company Employee Benefit Plan, any fiduciary thereof or service provider thereto, nor to the Company’s Knowledge is there any reasonable basis for any such claim, suit or proceeding.

(k)         Since December 31, 2011, there has been no amendment to, announcement by the Company, the Bank or any ERISA Affiliate relating to, or change in employee participation or coverage under, any Company Employee Benefit Plan which would increase materially the expense of maintaining such Company Employee Benefit Plan above the level of the expense incurred therefor for the most recent fiscal year, except for increases directly resulting from an increase in the number of Persons employed by the Company and the Bank or promotions of existing employees in the ordinary course of business consistent with past practice.

(l)                                     Each Company Employee Benefit Plan that is subject to Section 409A of the Code in whole or in part has been at all times since January 1, 2007, administered to comply in all material respects with the requirements of Section 409A of the Code and has been amended to be in documentary compliance with all applicable provisions of Section 409A of the Code.

(m)                             No transaction prohibited by ERISA Section 406 and no “prohibited transaction” under Section 4975(c) of the Code has occurred with respect to any Company Employee Benefit Plan.

(n)                                 There is no unfunded liability under any Company Employee Benefit Plan.

(o)                                 Neither the Company, the Bank nor any ERISA Affiliate has ever established or contributed to, or had an obligation to contribute to, any “voluntary employees’ beneficiary association” (as described in Section 501(c)(9) of the Code), any organization or trust described in Sections 501(c)(17) or Section 501(c)(20) of the Code, or any welfare benefit fund as defined in Section 419(e) of the Code.

(p)                                 The consummation of the Contemplated Transactions will not result in the payment, vesting or acceleration of any benefit under any Company Employee Benefit Plan or other material Contract to which the Company or the Bank is a party.

Section 4.23.                         Regulatory Filings.  Except as set forth on Section 4.13 of the Schedules, each of the Company and the Bank has filed in a timely manner all required filings with all Regulatory Authorities, including the Federal Reserve and the OCC.  All such filings were accurate and complete in all material respects as of the dates of the filings, and no such filing has made any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

Section 4.24.                         Indemnification Claims.  No action or failure to take action by any director or executive officer, or, to the Knowledge of the Company, any employee or agent of the Company or the Bank has occurred that may give rise to a claim or a potential claim by any such Person for indemnification against the Company or the Bank under any Contract with, or the corporate indemnification provisions of, the Company or the Bank, or under any Legal Requirements.

Section 4.25.                         Insider Interests.  Except as set forth on Section 4.25 of the Schedules, no officer or director of the Company or the Bank, any member of the Family of any such Person and no entity that any such Person “controls” within the meaning of Regulation O promulgated by the Federal Reserve has any loan, deposit account or any other agreement with the Company or the Bank or any interest in any material property (whether real, personal or mixed or tangible or intangible) used in or pertaining to the business of the Company or the Bank.

Section 4.26.                         Brokerage Commissions.  Except as set forth on Section 4.26 of the Schedules none of the Company, the Bank or any of its Representatives has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement or the Contemplated Transactions.

Section 4.27.                         Approval Delays.  To the Knowledge of the Company, there is no reason why the granting of any of the regulatory approvals referred to in Section 8.1 would be denied or unduly delayed.  The Bank’s most recent CRA rating is “satisfactory” or better.

Section 4.28.                         Code Sections 280G, 409A and 4999.  There is no payment that is owed or may become due to any director, officer, employee or agent of the Company or the Bank that will be non-deductible to the Company or the Bank (or, following the Merger, Acquiror) or subject to Tax under Sections 280G, 409A or 4999 of the Code, nor will the Bank (or, following the Merger, Acquiror or Acquiror Bank) be required to “gross up” or otherwise compensate any such Person because of the imposition of any Tax, including any excise tax, on a payment to such Person.  Except to the extent required under Section 601 et seq. of ERISA and Section 4980B of the Code, neither the Company nor the Bank provides health or welfare benefits to any active employee following such employee’s retirement or other termination of service.

Section 4.29.                         Disclosure.  Neither any representation nor warranty of the Company in, nor any Schedule to, this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.  No notice given pursuant to Section 6.8 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances under which they were made, not misleading.

Article 5
REPRESENTATIONS AND WARRANTIES OF ACQUIROR

Acquiror hereby represents and warrants to the Company that the following are true and correct as of the Agreement Date, and will be true and correct as of the Effective Time:

Section 5.1.                                Acquiror Organization.  Acquiror:  (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois and is also in good standing in each other jurisdiction in which the nature of business conducted or the properties or assets owned or leased by it makes such qualification necessary; (b) is registered with the Federal Reserve as a bank holding company under the BHCA; and (c) has full power and authority, corporate and otherwise, to operate as a bank holding company and to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted.  Copies of the articles of incorporation and bylaws of Acquiror and all amendments thereto are set forth on Section 5.1 of the Schedules and are complete and correct.

Section 5.2.                                Merger Sub.  Merger Sub:  (a) is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Illinois; and (b) has full power and authority to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted.

Section 5.3.                                Acquiror Bank Organization.  Acquiror Bank is an Illinois chartered bank, validly existing and in good standing under the laws of the State of Illinois.  Acquiror Bank has full power and authority, corporate and otherwise, to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary.  Copies of the charter and bylaws of Acquiror Bank and all amendments thereto are set forth on Section 5.3 of the Schedules and are complete and correct.

Section 5.4.                                Authorization; Enforceability.  Acquiror has the requisite corporate power and authority to enter into and perform its obligations under this Agreement.  The execution, delivery and performance of this Agreement by Acquiror, and the consummation by it of its obligations under this Agreement, have been authorized by all necessary corporate action, and this Agreement constitutes a legal, valid and binding obligation of Acquiror enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and subject to general principles of equity.

Section 5.5.                                No Conflict.  Except as set forth on Section 5.5 of the Schedules, neither the execution nor delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):  (a) contravene, conflict with or result in a violation of any provision of the articles of incorporation or bylaws of Acquiror, the organizational documents of Merger Sub or the charter or bylaws of Acquiror Bank, as each is in effect on the Agreement Date, or any currently effective resolution adopted by the boards of directors or stockholders of Acquiror or Acquiror Bank or the sole member of Merger Sub; (b) contravene, conflict with or result in a violation of, or give any Regulatory Authority or other Person the valid and enforceable right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Acquiror, Merger Sub or Acquiror Bank, or any of their respective assets that are owned or used by them, may be subject, except for any contravention, conflict or violation that is permissible by virtue of obtaining the regulatory approvals necessitated by the Contemplated Transactions, including such approvals under the BHCA, the FRA, the IBA and the NBA; (c) contravene, conflict with or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any material Contract to which Acquiror, Merger Sub or Acquiror Bank is a party or by which any of their respective assets is bound; or (d) result in the creation of any lien, charge or encumbrance upon or with respect to any of the assets owned or used by Acquiror, Merger Sub or Acquiror Bank; except, in the case of each of clauses (c) and (d), where any such contravention, conflict, violation, breach, lien, charge or encumbrance would not reasonably be expected to have a Material Adverse Effect on Acquiror, Merger Sub or Acquiror Bank.  Except for the regulatory approvals referred to in Section 8.1 and the requisite approval of the Trustee, none of Acquiror, Merger Sub or Acquiror Bank is or will be required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

Section 5.6.                                Capitalization.

(a)                                 The authorized capital stock of Acquiror consists exclusively of those equity interests set forth on Section 5.6 of the Schedules, all of which stock is validly issued and outstanding and fully paid and nonassessable.

(b)                                 All of the issued and outstanding shares of Acquiror Common Stock to be issued to the Eligible Stockholders in exchange for shares of Company Common Stock pursuant to Article 3 hereof, when issued in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and nonassessable and shall be issued to the Eligible Stockholders in compliance with applicable state and federal securities laws.

(c)                                  None of the shares of Acquiror Common Stock have been issued in violation of any federal or state securities laws or any other Legal Requirement.  Except as disclosed in or permitted by this Agreement or as provided on Section 5.6 of the Schedules or in the Acquiror Employee Benefit Plans (as that term is defined in Section 5.22), since December 31, 2011, no shares of Acquiror Common Stock have been purchased, redeemed or otherwise acquired, directly or indirectly, by Acquiror, and no dividends or other distributions payable in any equity securities of Acquiror have been declared, set aside, made or paid to the Stockholders.  To the Knowledge of Acquiror, none of the shares of authorized capital stock of Acquiror are, nor on the Closing will they be, subject to any claim of right inconsistent with this Agreement.  There are, as of the Agreement Date, no outstanding subscriptions, Contracts, conversion privileges, options, warrants, calls or other rights obligating Acquiror to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of Acquiror and in this Section 5.6 or otherwise disclosed in this Agreement, Acquiror is not a party to any Contract relating to the issuance, purchase, sale or transfer of any equity securities or other securities of Acquiror.  Acquiror does not own or have any Contract to acquire any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business except as set forth on Section 5.6 of the Schedules.

Section 5.7.                                Acquiror Bank Capitalization.  The authorized capital stock of Acquiror Bank consists, and at the Closing will consist, exclusively of 200,000 shares of capital stock, $2.00 par value per share, all of which are, and at the Closing will be, validly issued and outstanding and fully paid and nonassessable (the “Acquiror Bank Shares”).  Acquiror is, and will be on the Closing Date, the record and beneficial owner of one hundred percent (100%) of Acquiror Bank Shares, free and clear of any lien or encumbrance whatsoever, except as set forth on Section 5.7 of the Schedules.  Acquiror Bank Shares are, and will be on the Closing Date, freely transferable and subject to no claim of right except pursuant to this Agreement or as set forth on Section 5.7 of the Schedules.  There are, as of the Agreement Date, no outstanding subscriptions, Contracts, conversion privileges, options, warrants, calls or other rights obligating Acquiror Bank to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of Acquiror Bank, and Acquiror Bank is not a party to any Contract relating to the issuance, purchase, sale or transfer of any equity securities or other securities of Acquiror Bank.  Acquiror Bank does not own or have any Contract to acquire any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

Section 5.8.                                Acquiror Financial Statements and Reports.  True, correct and complete copies of the following financial statements are included in Section 5.8 of the Schedules:

(a)                                 audited consolidated financial statements for Acquiror as of and for the years ended December 31, 2011 and 2010; and

(b)                                 Call Reports for Acquiror Bank as of and for the period ended December 31, 2012.

The financial statements described in clause (a) have been prepared in accordance with GAAP applied on a consistent basis during the period involved.  The financial statements described in clause (b) above have been prepared on a basis consistent with past accounting practices and as required by applicable Legal Requirements.  Taken together, the financial statements described in clauses (a) and (b) above (collectively, and including the notes thereto, the “Acquiror Financial Statements”) are complete and correct in all material respects and fairly and accurately present the financial position, assets, liabilities and results of operations of each of Acquiror or Acquiror Bank as of the respective dates thereof, and for the periods referred to therein.  The Acquiror Financial Statements do not include any material assets or omit to state any material liabilities, absolute or contingent, or other facts, which inclusion or omission would render the Acquiror Financial Statements misleading in any material respect as of the respective dates thereof and for the periods referred to therein.

Section 5.9.                                Books and Records.  The books of account, minute books, stock record books and other records of Acquiror and Acquiror Bank are complete and correct in all material respects and have been maintained in accordance with Acquiror’s business practices and all applicable Legal Requirements, including the maintenance of any adequate system of internal controls required by Legal Requirements.  The minute books of Acquiror and Acquiror Bank contain accurate and complete records in all material respects of all meetings held of, and corporate action taken by, their respective shareholders, board of directors and committees of the board of directors.  At the Closing, all of those books and records will be in the possession of Acquiror and Acquiror Bank.

Section 5.10.                         Title to Properties.  Each of Acquiror and Acquiror Bank has good and marketable title to all assets and properties, whether real or personal, tangible or intangible, that it purports to own, including all real property carried by Acquiror Bank as OREO.  Except as set forth on Section 5.10 of the Schedules or where any failure would not reasonably be expected to have a Material Adverse Effect on Acquiror on a consolidated basis, the ownership interests of Acquiror or Acquiror Bank in such assets and properties (excluding OREO) are not subject to any valid liens, mortgages, security interests, encumbrances or charges of any kind except:  (a) as noted in the most recent Acquiror Financial Statements; (b) statutory liens for Taxes not yet delinquent or being contested in good faith by appropriate Proceedings and for which appropriate reserves have been established and reflected on the Acquiror Financial Statements; (c) pledges or liens required to be granted in connection with the acceptance of government deposits, granted in connection with repurchase or reverse repurchase agreements, or otherwise incurred in the Ordinary Course of Business; and (d) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purposes for which they are held.  Each of Acquiror and Acquiror Bank as lessee has the right under valid and existing leases to occupy, use, possess and control any and all of the respective property leased by it.  Except where any failure would not reasonably be expected to have a Material Adverse Effect on Acquiror on a consolidated basis, all buildings and structures owned by Acquiror and Acquiror Bank lie wholly within the boundaries of the real property owned or validly leased by it and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.

Section 5.11.                         Loans; Allowance for Loan and Lease Losses.

(a)                                 Except as set forth on Section 5.11 of the Schedules or where any failure would not reasonably be expected to have a Material Adverse Effect on Acquiror on a consolidated basis, each loan, loan agreement, note, lease or other borrowing agreement, any participation therein, and any guaranty, renewal or extension thereof (collectively, “Acquiror Bank Loans”) reflected as an asset on any of the Acquiror Financial Statements or reports filed with the Regulatory Authorities is evidenced by documentation that is customary and legally sufficient in all material respects and constitutes, to the Knowledge of Acquiror, the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors rights generally or equitable principles or doctrines.

(b)                                 All Acquiror Bank Loans originated or purchased by Acquiror Bank were, to the Knowledge of Acquiror, made or purchased in accordance with the policies of the board of directors of Acquiror Bank and in the Ordinary Course of Business of Acquiror Bank.  Except as set forth on Section 5.11 of the Schedules, Acquiror Bank’s interest in all Acquiror Bank Loans is free and clear of any security interest, lien, encumbrance or other charge, except as such security interest, lien, encumbrance or other charge may have been incurred in the Ordinary Course of Business, and Acquiror Bank has complied in all material respects with all Legal Requirements relating to such Acquiror Bank Loans.

(c)                                  Except as disclosed on Section 5.11 of the Schedules, to the Knowledge of Acquiror, Acquiror Bank is not a party to any Acquiror Bank Loan:  (i) under the terms of which the obligor is more than ninety (90) days delinquent in payment of principal or interest or in default of any other material provision as of the dates shown thereon or for which Acquiror Bank has discontinued the accrual of interest; (ii) that has been classified as “substandard,” “doubtful,” “loss,” “other loans especially mentioned” or any comparable classifications by Acquiror Bank; or (iii) that has been listed on any “watch list” or similar internal report of Acquiror Bank.

(d)                                 Acquiror Bank’s allowance for loan and lease losses reflected in the Acquiror Financial Statements (including footnotes thereto) was determined on the basis of Acquiror Bank’s continuing review and evaluation of the portfolio of Acquiror Bank Loans under the requirements of GAAP and Legal Requirements, was established in a manner consistent with Acquiror Bank’s internal policies, and, in the reasonable judgment of Acquiror Bank, is adequate in all material respects as of their respective dates under the requirements of GAAP and all Legal Requirements to provide for possible or specific losses, net of recoveries relating to Acquiror Bank Loans previously charged-off, on outstanding Acquiror Bank Loans.

(e)                                  To the Knowledge of Acquiror:  (i) none of Acquiror Bank Loans is subject to any material offset or claim of offset; and (ii) the aggregate loan balances in excess of Acquiror Bank’s allowance for loan and lease losses are, based on past loan loss experience, collectible in accordance with their terms (except as limited above) and all uncollectible loans have been charged off.

Section 5.12.                         Undisclosed Liabilities; Adverse Changes.  Except as set forth on Section 5.12 of the Schedules, neither Acquiror nor Acquiror Bank has any material liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise), except for liabilities or obligations reflected or reserved against in the Acquiror Financial Statements and current liabilities incurred in the Ordinary Course of Business since the respective dates thereof.  Except as set forth on Section 5.12 of the Schedules, since the date of the latest Financial Statement, there has not been any change in the business, operations, properties, prospects, assets or condition of Acquiror or Acquiror Bank, and, to the Knowledge of Acquiror, no event has occurred or circumstance exists, that has had or would reasonably be expected to have a Material Adverse Effect on Acquiror on a consolidated basis.

Section 5.13.                         Taxes.  Except as set forth on Section 5.13 of the Schedules:

(a)                                 Each of Acquiror and Acquiror Bank has duly and timely filed all Tax Returns required to be filed by it on or before the Closing Date for all taxable or reporting periods ending on or before the Closing Date, and each such Tax Return is true, correct and complete in all material respects.  Each of Acquiror and Acquiror Bank has paid, or made adequate provision for the payment of, all Taxes (whether or not reflected in Tax Returns as filed or to be filed) due and payable by Acquiror and/or Acquiror Bank, or claimed to be due and payable by any Regulatory Authority, and is not delinquent in the payment of any Tax, except such Taxes as are being contested in good faith and as to which adequate reserves have been provided.

(b)                                 There is no claim or assessment pending or, to the Knowledge of Acquiror, Threatened against Acquiror or Acquiror Bank for any Taxes that it owes.  No audit, examination or investigation related to Taxes paid or payable by Acquiror or Acquiror Bank is presently being conducted or, to the Knowledge of Acquiror, Threatened by any Regulatory Authority.  Neither Acquiror nor Acquiror Bank is the beneficiary of any extension of time within which to file any Tax Return, and there are no liens for Taxes (other than Taxes not yet due and payable) upon any of Acquiror’s or Acquiror Bank’s assets.

Section 5.14.                         Compliance with ERISA.  Except as set forth on Section 5.14 of the Schedules, all employee benefit plans (as defined in Section 3(3) of ERISA) established or maintained by Acquiror or Acquiror Bank or to which Acquiror or Acquiror Bank contributes, are, to the Knowledge of Acquiror, in compliance with all applicable requirements of ERISA, and are in compliance with all applicable requirements (including qualification and non-discrimination requirements in effect as of the Closing) of the Code for obtaining the Tax benefits the Code thereupon permits with respect to such employee benefit plans.  No such employee benefit plan has any amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA) for which Acquiror or Acquiror Bank would be liable to any Person under Title IV of ERISA if any such employee benefit plan were terminated as of the Closing.  Such employee benefit plans are funded in accordance with Section 412 of the Code (if applicable).  There would be no obligations of Acquiror or Acquiror Bank under Title IV of ERISA relating to any such employee benefit plan that is a multi-employer plan if any such plan were terminated or if Acquiror or Acquiror Bank withdrew from any such plan as of the Closing.  All contributions and premium payments that are due under any such benefit plans have been made.

Section 5.15.                         Compliance with Legal Requirements.  Each of Acquiror and Acquiror Bank holds all licenses, certificates, permits, franchises and rights from all appropriate Regulatory Authorities necessary for the conduct of its respective business.  Except as set forth on Section 5.15 of the Schedules, each of Acquiror and Acquiror Bank is, and at all times since December 31, 2011, has been, in compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its respective businesses or the ownership or use of any of its respective assets, except where the failure to comply would not reasonably be expected to have a Material Adverse Effect on Acquiror on a consolidated basis.  To the Knowledge of Acquiror, no event has occurred or circumstance exists that (with or without notice or lapse of time):  (a) may constitute or result in a violation by Acquiror or Acquiror Bank of, or a failure on the part of Acquiror or Acquiror Bank to comply with, any Legal Requirement; or (b) may give rise to any obligation on the part of Acquiror or Acquiror Bank to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Legal Requirement; except, in either case, where the failure to comply or the violation would not have a Material Adverse Effect on Acquiror on a consolidated basis.  Except as set forth on Section 5.15 of the Schedules, neither Acquiror nor Acquiror Bank has received, at any time since December 31, 2011, any notice or other communication (whether oral or written) from any Regulatory Authority or any other Person, nor does Acquiror have any Knowledge regarding:  (x) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement; or (y) any actual, alleged, possible or potential obligation on the part of Acquiror or Acquiror Bank to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Legal Requirement, except where any such violation, failure or obligation would not have a Material Adverse Effect on Acquiror on a consolidated basis.

Section 5.16.                         Legal Proceedings; Orders.

(a)                                 Section 5.16 of the Schedules is a true and correct list of all Proceedings and Orders entered into, affecting or involving Acquiror or Acquiror Bank or any of their respective assets or businesses, or the Contemplated Transactions, that has not been fully satisfied and terminated and that would reasonably be expected to have cause or result in a loss to Acquiror or Acquiror Bank in excess of $50,000.  To the Knowledge of Acquiror, no officer, director, agent or employee of Acquiror or Acquiror Bank is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the businesses of Acquiror or Acquiror Bank as currently conducted.

(b)                                 Except as set forth on Section 5.16 of the Schedules, neither Acquiror nor Acquiror Bank:  (i) is subject to any cease and desist or other Order or enforcement action issued by; (ii) is a party to any written agreement, consent agreement or memorandum of understanding with; (iii) is a party to any commitment letter or similar undertaking to; (iv) is subject to any Order or directive by; (v) is subject to any supervisory letter from; (vi) has been ordered to pay any civil money penalty, which has not been paid; or (vii) has adopted any policies, procedures or board resolutions at the request of, any Regulatory Authority that currently restricts in any material respect the conduct of its business, relates in any material manner to its capital adequacy, restricts its ability to pay dividends, or limits in any material manner its credit or risk management policies, its management or its business.

Section 5.17.                         Absence of Certain Changes and Events.  Except as otherwise set forth in this Agreement or on Section 5.17 of the Schedules, since December 31, 2011, each of Acquiror and Acquiror Bank has conducted its business only in the Ordinary Course of Business, and without limiting the foregoing, with respect to each, since December 31, 2011, there has not been any:

(a)                                 change in its authorized or issued capital stock; grant of any stock option or right to purchase shares of its capital stock; issuance of any security convertible into such capital stock or evidences of indebtedness (except in connection with customer deposits); grant of any registration rights; purchase, redemption, retirement or other acquisition by it of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of its capital stock, except as reflected on the Acquiror Financial Statements;

(b)                                 amendment to its articles of incorporation, charter or bylaws or adoption of any resolutions by its board of directors or shareholders with respect to the same;

(c)                                  except for the Contemplated Transactions or as may be disclosed in writing to Company prior to Closing by Acquiror, merger or consolidation with or into any other Person, or acquisition of any stock, equity interest or business of any other Person;

(d)                                 except as may be disclosed in writing to Company prior to Closing by Acquiror, transaction for the borrowing or loaning of monies, or any increase in any outstanding indebtedness, other than in the Ordinary Course of Business;

(e)                                  material change in any policies and practices with respect to liquidity management and cash flow planning, marketing, deposit origination, lending, budgeting, profit and Tax planning, accounting or any other material aspect of its business or operations, except for such changes as may be required in the opinion of the management of Acquiror or Acquiror Bank to respond to then current market or economic conditions or as may be required by any Regulatory Authorities; or

(f)                                   except as may be disclosed in writing to Company prior to Closing by Acquiror, agreement, whether oral or written, by it to do any of the foregoing.

Section 5.18.                         Properties, Contracts and Employee Benefit Plans.  Except for Contracts evidencing Acquiror Bank Loans made by Acquiror Bank in the Ordinary Course of Business, Section 5.18 of the Schedules lists or describes the following with respect to Acquiror and Acquiror Bank:

(a)                                 all interests in real property owned by it and having an individual  value in excess of $3.0 million, including OREO;

(b)                                 each Contract containing covenants that in any way purport to restrict, in any material respect, the business activity of Acquiror or Acquiror Bank or limit, in any material respect, the ability of Acquiror or Acquiror Bank to engage in any line of business or to compete with any Person; and

(c)                                  each amendment, supplement and modification in respect of any of the foregoing.

Copies of each document, plan or Contract listed and described on Section 5.18 of the Schedules are attached to such Schedule.

Section 5.19.                         No Defaults.  Except as set forth on Section 5.19 of the Schedules, each Contract identified or required to be identified on Section 5.18 of the Schedules is in full force and effect and is valid and enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and subject to general principles of equity.  Each of Acquiror and Acquiror Bank is, and at all times since December 31, 2011, has been, in full compliance with all applicable terms and requirements of each Contract under which either Acquiror or Acquiror Bank has or had any obligation or liability or by which Acquiror or Acquiror Bank or any asset owned or used by it is or was bound, except where the failure to be in full compliance would not reasonably be expected to have a Material Adverse Effect on Acquiror on a consolidated basis.  To the Knowledge of Acquiror, each other Person that has or had any obligation or liability under any such Contract under which Acquiror or Acquiror Bank has or had any rights is, and at all times since December 31, 2011, has been, in full compliance with all applicable terms and requirements of such Contract, except where the failure to be in full compliance would not reasonably be expected to have a Material Adverse Effect on Acquiror on a consolidated basis.  No event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a material violation or breach of, or give Acquiror, Acquiror Bank or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Contract.  Except in the Ordinary Course of Business with respect to any Acquiror Bank Loan, neither Acquiror nor Acquiror Bank has given to or received from any other Person, at any time since December 31, 2011, any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential violation or breach of, or default under, any Contract, that has not been terminated or satisfied prior to the Agreement Date.  Other than in the Ordinary Course of Business in connection with workouts and restructured loans, there are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate, any material amounts paid or payable to Acquiror or Acquiror Bank under current or completed Contracts with any Person and no such Person has made written demand for such renegotiation.

Section 5.20.                         Insurance.  Acquiror has such insurance in place as it deems reasonable with respect to its business (including bankers’ blanket bond and insurance providing benefits for employees).  Each policy is in full force and effect (except for any expiring policy which is replaced by coverage at least as extensive).  All premiums due on such policies have been paid in full.

Section 5.21.                         Compliance with Environmental Laws.  There are no actions, suits, investigations, liabilities, inquiries, Proceedings or Orders involving Acquiror or Acquiror Bank or any of their respective assets that are pending or, to the Knowledge of Acquiror, Threatened, nor to the Knowledge of Acquiror is there any factual basis for any of the foregoing, as a result of any asserted failure of Acquiror or Acquiror Bank, or any predecessor thereof, to comply with any Environmental Laws.  No environmental clearances or other governmental approvals are required for the conduct of the business of Acquiror or Acquiror Bank or the consummation of the Contemplated Transactions.  To the Knowledge of Acquiror, neither Acquiror nor Acquiror Bank is the owner of any interest in real estate on which any substances have been used, stored, deposited, treated, recycled or disposed of, which substances if known to be present on, at or under such property, would require clean-up, removal or some other remedial action under any Environmental Law.

Section 5.22.                         Employee Benefit Plans.

(a)                                 Except as set forth on Section 5.22 of the Schedules, each profit sharing, group insurance, hospitalization, stock option, pension, retirement, bonus, severance, change in control, deferred compensation, stock bonus, stock purchase, employee stock ownership or other employee welfare or benefit agreements, plans or arrangements established, maintained, sponsored or undertaken by Acquiror or Acquiror Bank for the benefit of the officers, directors or employees or the Company or the Bank (collectively, “Acquiror Employee Benefit Plans”) comply in form and in operation in all material respects with all applicable requirements of the Code and ERISA and other applicable Legal Requirements, including the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Health Insurance Portability and Accountability Act of 1996, and the American Jobs Creation Act of 2004, except in any case in which any Acquiror Employee Benefit Plan is currently required to comply with a provision of ERISA or of the Code, but is not yet required to be amended to reflect such provision, it has been administered in all material respects in accordance with such provision of ERISA or of the Code.  Except as set forth on Section 5.22 of the Schedules, all “employee pension benefit plans,” within the meaning of Section 3(2) of ERISA, maintained by Acquiror or Acquiror Bank and which are intended to meet the qualification requirements of Section 401(a) of the Code have met such requirements at all times and have been and continue to be tax exempt under Section 501(a) of the Code, and a favorable determination as to the qualification under the Code of each plan and each amendment thereto has been made by the IRS.  Except as set forth on Section 5.22 of the Schedules, neither Acquiror nor Acquiror Bank has:  (i) become subject to any disallowance of deductions under Sections 419 or 419A of the Code; (ii) incurred any liability for excise tax under Sections 4972, 4975, or 4976 of the Code or any liability or penalty under ERISA; or (iii) breached any of the duties or failed to perform any of the obligations imposed upon the fiduciaries or plan administrators under Title I of ERISA

(b)                                 There are no pending audits or investigations by any governmental agency involving Acquiror Employee Benefit Plans and, to Acquiror’s Knowledge, no Threatened or pending claims (except for individual claims for benefits payable in the normal operation of Acquiror Employee Benefit Plans), suits or proceedings involving any Acquiror Employee Benefit Plan, any fiduciary thereof or service provider thereto, nor to Acquiror’s Knowledge is there any reasonable basis for any such claim, suit or proceeding.

Section 5.23.                         Regulatory Filings.  Each of Acquiror and Acquiror Bank has filed in a timely manner all required filings with all Regulatory Authorities, including the Federal Reserve and the DFPR.

All such filings were accurate and complete in all material respects as of the dates of the filings, and no such filing has made any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

Section 5.24.                         Indemnification Claims.  No action or failure to take action by any director or executive officer, or, to the Knowledge of Acquiror, any employee or agent of Acquiror or Acquiror Bank has occurred that may give rise to a claim or a potential claim by any such Person for indemnification against Acquiror or Acquiror Bank under any Contract with, or the corporate indemnification provisions of, Acquiror or Acquiror Bank, or under any Legal Requirements.

Section 5.25.                         Approval Delays.  To the Knowledge of Acquiror, there is no reason why the granting of any of the regulatory approvals referred to in Section 8.1 would be denied or unduly delayed.  Acquiror Bank’s most recent CRA rating is “satisfactory” or better.

Section 5.26.                         Disclosure.  Neither any representation nor warranty of Acquiror in, nor any Schedule to, this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.  No notice given pursuant to Section 7.1 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances under which they were made, not misleading.

Article 6
COVENANTS OF THE COMPANY

Section 6.1.                                Access and Investigation.

(a)                                 Acquiror and its Representatives shall, at all times during normal business hours and with reasonable advance notice prior to the Closing, have full and continuing access to the facilities, operations, records and properties of the Company and the Bank in accordance with the provisions of this Section 6.1.  Acquiror and its Representatives may, prior to the Closing, make or cause to be made such reasonable investigation of the operations, records and properties of the Company and the Bank and of their respective financial and legal condition as Acquiror shall deem necessary or advisable to familiarize itself with such records, properties and other matters; provided, however, that such access or investigation shall not interfere unnecessarily with the normal operations of the Company or the Bank.  Upon request, the Company will furnish Acquiror or its Representatives attorneys’ responses to auditors’ requests for information regarding the Company and the Bank, and such financial and operating data and other information reasonably requested by Acquiror (provided, with respect to attorneys, such disclosure would not result in the waiver by the Company or the Bank of any claim of attorney-client privilege), and will permit Acquiror and its Representatives to discuss such information directly with any individual or firm performing auditing or accounting functions for the Company or the Bank, and such auditors and accountants shall be directed to furnish copies of any reports or financial information as developed to Acquiror or its Representatives.  No investigation by Acquiror or any of its Representatives shall affect the representations and warranties made by the Company or the Bank.  This Section 6.1 shall not require the disclosure of any information the disclosure of which to Acquiror would be prohibited by any Legal Requirement.

(b)                                 The Company shall provide to Acquiror all information provided to the directors with respect to any meeting of the Company’s or the Bank’s board of directors, or any committee thereof, or otherwise provided to the directors or members, and shall provide any other financial reports or other analysis prepared for senior management of the Company or the Bank, in each case excluding information which is privileged or is subject to any restriction on disclosure.

(c)                                  All information provided to Acquiror pursuant to this Section 6.1 shall be subject to the Mutual Non-Disclosure Agreement described in Section 13.7.

Section 6.2.                                Operation of the Company.  Between the Agreement Date and the Closing Date, the Company will, and will cause the Bank, to:

(a)                                 conduct its business only in the Ordinary Course of Business and in compliance with all Legal Requirements, and continue to make all normal expenditures and incur all regular expenses necessary to continue the Bank’s business, consistent with past practice, provided, however, that the Company and the Bank shall expressly be permitted to transfer to any third party, including the Principal Stockholder, the following assets with any or no consideration as the board of directors of the Company or the Bank, in its sole discretion, shall approve:

(i)                                     title to any personal property used in the home office of the Chairman of the Company;

(ii)                                  any ownership interest in the human resources business known as “HR for You” together with any tangible or intangible property used by the Company or the Bank solely in connection with such business listed on Section 4.18 of the Schedules;

(iii)                               any interest in the lease for the Bank of Alton location currently held by Grant Park Financial Services, LLC; and

(iv)                              any interest in the real property located in Arcola, Illinois and listed on Section 4.18 of the Schedules;

(b)                                 use its Best Efforts to preserve intact its current business organization, keep available the services of its current officers, employees and agents, and maintain the goodwill of its suppliers, customers, landlords, creditors, employees, agents and others who have business relationships with it;

(c)                                  confer with Acquiror concerning operational matters of a material nature;

(d)                                 enter into loan transactions only in accordance with sound credit practices and only on terms and conditions that are not materially more favorable than those available to the borrower from competitive sources in arm’s-length transactions, and in connection therewith, from the Agreement Date to the Closing, shall not:

(i)                                     except with the prior written consent of Acquiror which consent shall not be unreasonably withheld, enter into any new credit or new lending relationships with any Person and such Person’s Borrowing Affiliate (as defined below) that is not in the Ordinary Course of Business; or

(ii)                                  other than incident to a reasonable loan restructuring, extend additional credit to any Person and any director or officer of, or any owner of a Material Interest in, such Person (any of the foregoing with respect to a Person being referred to as a “Borrowing Affiliate”) if such Person or such Borrowing Affiliate is the obligor under any indebtedness to the Bank which constitutes a non-performing loan or against any part of such indebtedness the Bank has established loss reserves or any part of which has been charged-off by the Bank, provided, however, that nothing in this Section 6.2(d)(ii) shall prohibit the Company or the Bank from honoring any contractual obligation set forth on Section 4.17 of the Schedules;

(e)                                  consistent with past practice, maintain an allowance for possible loan and lease losses which is adequate in all material respects under the requirements of GAAP to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable), and charge-off any loans or leases that would be deemed uncollectible in accordance with GAAP or any Legal Requirements and place on non-accrual any loans or leases that are past due greater than ninety (90) days;

(f)                                   maintain all of its assets necessary for the conduct of its business in good operating condition and repair, reasonable wear and tear and damage by fire or unavoidable casualty excepted, and maintain policies of insurance upon its assets and with respect to the conduct of its business in amounts and kinds comparable to that in effect on the Agreement Date and pay all premiums on such policies when due;

(g)                                  not buy or sell any security held, or intended to be held, for investment, but such restriction shall not affect the buying and selling by the Bank of federal funds or the reinvestment of dividends paid on any securities owned by the Company or the Bank as of the Agreement Date;

(h)                                 except as permitted in or required by Section 6.18 below, not declare or pay any dividends or make any other similar distributions of cash or property to any of the Company’s or the Bank’s directors, officers, employees or shareholders, other than regular salary or other earned compensation;

(i)                                     file in a timely manner all required filings with all Regulatory Authorities and cause such filings to be true and correct in all material respects;

(j)                                    record and carry on its books and records the net realizable value of OREO, with such value to be supported by reasonable documentation of the same;

(k)                                 maintain its books, accounts and records in the Ordinary Course of Business, on a basis consistent with prior years;

(l)                                     comply with all Legal Requirements and Contracts; and

(m)                             report periodically to Acquiror concerning the status of its business, operations and finances.

Section 6.3.                                Negative Covenant.  Except as otherwise expressly permitted by this Agreement, between the Agreement Date and the Closing, the Company will not, and will cause the Bank not to, without the prior written consent of Acquiror, take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Section 4.17 and Section 6.2 is likely to occur.  In addition, the Company will not, and will cause the Bank not to, take any actions outside its respective Ordinary Course of Business to increase the Adjusted Book Value except through normal banking operations, consistent with past practice. For purposes of this Section 6.3, Acquiror’s consent shall be deemed to have been given if the Company has made a written request for permission to take any action otherwise prohibited by this Section 6.3 and has provided Acquiror with information sufficient for Acquiror to make an informed decision with respect to such request, and

Acquiror has failed to respond to such request within three (3) Business Days after Acquiror’s receipt of such request.

Section 6.4.                                Subsequent Financial Statements.  As soon as reasonably available after the Agreement Date, the Company will deliver to Acquiror copies of:  (a) monthly unaudited financial statements of the Company and the Bank that are provided to the management and directors of the Company and the Bank, respectively; (b) the Call Reports of the Bank for each quarterly or annual period completed after the Agreement Date; and (c) all other financial reports or statements submitted after the Agreement Date by the Company or the Bank to any Regulatory Authority, to the extent permitted by law (collectively, the “Subsequent Financial Statements”).  Except as may be required by changes in any Legal Requirements effective after the Agreement Date, the Subsequent Financial Statements shall be prepared on a basis consistent with past accounting practices and shall fairly present in all material respects the financial condition and results of operations for the dates and periods presented.  The Subsequent Financial Statements will not include any material assets or omit to state any material liabilities, absolute or contingent, or other facts, which inclusion or omission would render such Subsequent Financial Statements misleading in any material respect.

Section 6.5.                                Title to Real Estate.  As soon as practical after the date hereof, but in any event no later than forty-five (45) days after the date hereof, the Company shall obtain at its own expense and deliver to Acquiror as soon as practicable prior to the Closing, with respect to all Company Real Estate, an owner’s preliminary report of title covering a date subsequent to the date hereof, issued by a title insurance company that is reasonably acceptable to Acquiror, showing fee simple title in the Company or the Bank in such Company Real Estate with coverage over all standard exceptions and subject to no liens, mortgages, security interests, encumbrances or charges of any kind except for any Permitted Exceptions.

Section 6.6.                                Surveys.  Acquiror may, in its discretion, within forty-five (45) days after the date hereof, require the Company to provide at the Company’s expense and as soon as practicable prior to the Closing, a current ALTA survey of any or all parcels of Company Real Estate disclosing no survey defects that would materially impair the use thereof for the purposes for which it is held or materially impair the value of such property.

Section 6.7.                                Environmental Investigation.

(a)                                 Acquiror may, in its discretion, within thirty (30) Business Days of the date of this Agreement, require the Company to provide at Acquiror’s expense a Phase 1 environmental site assessment for each parcel of real property in which the Company or the Bank holds any interest (each a “Phase 1 Report”) conducted by an independent professional consultant reasonably acceptable to Acquiror to determine if any real property in which the Company or the Bank holds any interest contains or gives evidence that any violations of Environmental Laws have occurred on any such property.  If a Phase 1 Report discloses any adverse environmental conditions, or reports a reasonable suspicion thereof, then the Company shall promptly obtain a Phase 2 environmental report with respect to any affected property which report shall contain an estimate of the cost of any remediation or other follow-up work that may be necessary to address those conditions in accordance with applicable Legal Requirements (each a “Phase 2 Report,” and collectively referred to with the associated Phase 1 Report, an “Environmental Report”). Acquiror shall have no duty to act upon any information produced by an Environmental Report for the benefit of the Company, the Bank or any other Person, but shall provide such information to the Company as soon as practicable after such information becomes available to Acquiror.  Any Environmental Reports obtained at the Company’s expense shall be the property of the Company and shall be held in confidence in accordance with Section 13.7.

(b)                                 Upon receipt of the estimate of the costs of all follow-up work to an Environmental Report, Acquiror and the Company shall attempt to agree upon a course of action for remediation of any environmental condition suspected, found to exist, or that would tend to be indicated by an Environmental Report.  The estimated total cost for completing all necessary work plans or removal or remediation actions is referred to collectively as the “Remediation Cost.”  If the Remediation Cost exceeds One Hundred Thousand Dollars ($100,000), this Agreement may be terminated by either the Company or Acquiror in such party’s sole discretion; provided, however, that Company may not terminate this Agreement pursuant hereto if Acquiror agrees to waive the inclusion of any Remediation Cost in excess of One Hundred Thousand Dollars ($100,000) in computing the Adjusted Book Value.  In any event, the Remediation Cost shall be taken into account when computing the Adjusted Book Value (after taking into account any waiver made by Acquiror).

Section 6.8.                                Advice of Changes.  Between the Agreement Date and the Closing Date, the Company shall promptly notify Acquiror in writing if the Company becomes aware of any fact or condition that causes or constitutes a Breach of any of the Company’s representations and warranties as of the Agreement Date, or if the Company becomes aware of the occurrence after the Agreement Date of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.  If any such fact or condition would require any change in the Schedules if the Schedules were dated the date of the occurrence or discovery of any such fact or condition, the Company will promptly deliver to Acquiror a supplement to the Schedules specifying such change.  During the same period, the Company will promptly notify Acquiror of the occurrence of any Breach of any covenant of the Company in this Agreement or of the occurrence of any event that might reasonably be expected to make the satisfaction of the conditions in Article 10 impossible or unlikely.

Section 6.9.                                Other Offers.

(a)                                 Until such time, if any, as this Agreement is terminated pursuant to Article 12, the Company will not directly or indirectly solicit, initiate or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Acquiror) relating to any Acquisition Transaction (as defined below) or a potential Acquisition Transaction involving the Company.  Notwithstanding such foregoing restriction, the Company may provide information at the request of, or enter into negotiations with, a third party with respect to an Acquisition Transaction if the board of directors of the Company determines, in good faith, that the taking of such actions is reasonably necessary for it to comply with its fiduciary duties to the Stockholders under applicable law, as advised by its counsel and, provided further, that the Company may not, in any event, provide to such third party any information which it has not provided (or does not simultaneously provide) to Acquiror.  The Company shall promptly notify Acquiror orally and in writing in the event it receives any such inquiry or proposal and shall provide reasonable detail of all relevant facts relating to such inquiries, including any financial terms of any proposal.

(b)                                 “Acquisition Transaction” means with respect to the Company any of the following:  (i) a merger or consolidation, or any similar transaction (other than the Merger) of any Person with the Company and/or the Bank; (ii) a purchase, lease or other acquisition of all or substantially all the assets of the Company and/or the Bank; (iii) a purchase or other acquisition of “beneficial ownership” by any “person” or “group” (as such terms are defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) (including by way of merger, consolidation, share exchange or otherwise) that would cause such person or group to become the beneficial owner of securities representing twenty percent (20%) or more of the voting power of the Company and/or the Bank; (iv) a tender or exchange offer to acquire securities representing twenty percent (20%) or more of the voting power of the Company and/or the Bank; (v) a public proxy or consent solicitation made to the Stockholders seeking proxies in opposition to any proposal relating to any aspect of the Contemplated Transactions that has been recommended by the board of directors of the Company; (vi) the filing of an application or notice with any Regulatory Authority (which application has been accepted for processing) seeking approval to engage in one or more of the transactions referenced in clauses (i) through (iv) above; or (vii) the making of a bona fide proposal to the Company, the Stockholders or the Bank, by public announcement or written communication, that is or becomes the subject of public disclosure, to engage in one or more of the transactions referenced in clauses (i) through (v) above.

Section 6.10.                         Data and Item Processing Agreements.

(a)                                 The Company agrees to consult with Acquiror prior to the entry by it or the Bank by either action or inaction into any new, or any extension of any existing, data or item processing agreements.  The Company agrees to coordinate with Acquiror the negotiation of any new or extension of any existing data or item processing agreement, and if requested by Acquiror, the termination of any such existing agreement, with the purpose of achieving the best possible economic and business result in light of the Merger, and the concurrent termination of any such agreement and the Closing.  The Company further agrees to use its Best Efforts to reduce to the extent possible the aggregate amount of any cancellation fees resulting from the termination or failure to renew by the Company of any data or item processing agreements.

(b)                                 The parties hereto further acknowledge and agree that the Company and Acquiror shall each be responsible for fifty percent (50%) of any cancellation and deconversion fees due and owing pursuant to any data or item processing agreements as a result of the Contemplated Transactions (collectively, the “Data Processing Fees”) up to and including an aggregate of $600,000; provided, however, that if the Data Processing Fees are greater, in the aggregate, than $600,000 then the Company shall also be responsible for the amount of Data Processing Fees in excess of $600,000.  For the sake of clarity, the parties hereto acknowledge and agree that any portion of the Data Processing Fees that are an obligation of the Company pursuant to this Section 6.10(b) shall be included in the Company’s Transactional Expenses.

Section 6.11.                         Accounting and Other Adjustments.  The Company agrees that it shall, and shall cause the Bank to, upon receipt of a reasonable request from Acquiror:  (a) make any accounting adjustments or entries to its books of account and other financial records; (b) make additional provisions to any allowance for loan and lease losses; (c) sell or transfer any investment securities held by it; (d) charge-off any loan or lease; (e) create any new reserve account or make additional provisions to any other existing reserve account; (f) make changes in any accounting method; (g) accelerate, defer or accrue any anticipated obligation, expense or income item; and (h) make any other adjustments that would affect the financial reporting of Acquiror on a consolidated basis after the Effective Time; provided, however, that neither the Company nor the Bank shall be obligated to take any such requested action until immediately prior to the Closing, and provided further, so long as the Company and the Bank are otherwise in compliance with all of their obligations under this Agreement related to the change requiring the expenditure of any Bank or Company funds, then no such changes shall be taken into account in computing the Adjusted Book Value.

Section 6.12.                         Consents; Third Party Approvals.  As soon as practicable after the date of this Agreement, the Company shall use its Best Efforts to obtain the approvals listed on Section 4.5 of the Schedules.

Section 6.13.                         Voting Agreement.  Concurrently with the execution and delivery of this Agreement, the Company shall deliver to Acquiror a voting agreement in the form of Exhibit C, signed by the Principal Stockholder and by not less than a majority in number of the other directors of the Company and the Bank who own or control the voting of any shares of Company Common Stock.

Section 6.14.                         Stockholders’ Meeting or Consent.  The Company shall cause a meeting of the Stockholders to be held (or the Consent to be executed) for the purpose of acting upon the Merger and this Agreement.  Such meeting, if held, shall be held at the earliest practicable date after the Agreement Date.  The Company shall send to the Stockholders, at least twenty (20) days prior to such meeting (or in connection with the Consent, within the timeframes specified in Section 228 of the DGCL), notice of such meeting (or of the execution of the Consent) together with the Information Statement, which shall include a copy of this Agreement and a copy of Section 262 of the DGCL governing the rights of Dissenting Stockholders.  The Company and its board of directors shall recommend to the Stockholders the approval of the Merger and this Agreement and the Company and its board of directors shall not withdraw, modify or change, in any manner adverse to Acquiror, or publicly announce its intent to withdraw, modify or change, in any manner adverse to Acquiror, such recommendation of this Agreement and the Merger; provided, however, that the Company shall not be required to make the recommendation required by this Section 6.14, and shall be permitted to withdraw, modify or change such recommendation, if the board of directors of Company determines, in good faith, that the exercise of its fiduciary duties to the Stockholders under applicable law, as advised by its counsel, so requires.  For the avoidance of doubt, the parties acknowledge that the failure of Company to cause a meeting of the Stockholders to be held for the purposes set forth in the Agreement or otherwise to comply with the provisions of this Section 6.14 shall be deemed to have a Material Adverse Effect on the Company and on Acquiror’s rights under this Agreement.

Section 6.15.                         Information Provided to Acquiror.  The Company agrees that none of the information concerning the Company that is provided or to be provided by the Company to Acquiror for inclusion in any documents to be filed with any Regulatory Authority in connection with the Contemplated Transactions will, at the respective times such documents are filed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading.  Notwithstanding the foregoing, the Company shall have no responsibility for the truth or accuracy of any information with respect to Acquiror or any of its Affiliates contained in any document submitted to, or other communication with, any Regulatory Authority.

Section 6.16.                         Amendment or Termination of Employee Benefit Plans.  To the extent permitted by applicable Legal Requirements, upon the written request of Acquiror, the Company shall take such action as may be necessary to amend or terminate any Company Employee Benefit Plan on or before the Closing on terms reasonably acceptable to Acquiror; provided, however, that the Company shall not be obligated to take any such requested action that is irrevocable until immediately prior to the Closing.

Section 6.17.                         Indemnification Obligations.  Except as may be limited by applicable Legal Requirements, Acquiror shall honor any of the Company’s and the Bank’s obligations in respect of indemnification and advancement of expenses provided by the Company in its certificate of incorporation or by-laws, or articles of association or by-laws of the Bank, in favor of the current and former directors and officers of the Company and the Bank.

Section 6.18.                         Dividends.  Notwithstanding anything contained in this Agreement to the contrary, the Company shall be permitted to declare and pay to the Stockholders all dividends, up to and including the Effective Time, to the extent necessary for such Stockholders to pay their respective Taxes (including estimated Taxes, and shall be calculated in a manner consistent with past practices) on income arising from the operations of the Company during the portion of the Company’s current Tax year prior to the Closing Date.  Except for the distributions described in this Section 6.18 or as expressly permitted by this Agreement, the Company shall not declare, pay or make any other dividend or other distribution or payment in respect of, or redemption of, shares of the Company Common Stock.

Section 6.19.                         Certain Assets.  Prior to the Closing, the Company shall cause all shares of Liberty Bank to be distributed by dividend, or otherwise removed from the Company.

Section 6.20.                         Terry Payment.  At the Effective Time, the Bank shall pay as bonus to Darin Terry, the Bank’s President, an amount equal to $70,000 (the “Terry Payment”); provided, however, that the Terry Payment will not be paid unless the Bank has received approval from the OCC to make such payment; provided, further, that if the approval from the OCC is received and the Terry Payment is made, the amount of the Terry Payment shall be included in the Company Transactional Expenses.

Article 7
ACQUIROR’S AND MERGER SUB’S COVENANTS

Section 7.1.                                Advice of Changes.  Between the Agreement Date and the Closing Date, Acquiror shall promptly notify the Company in writing if Acquiror becomes aware of any fact or condition that causes or constitutes a Breach of any of Acquiror’s representations and warranties as of the Agreement Date, or if Acquiror becomes aware of the occurrence after the Agreement Date of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.  If any such fact or condition would require any change in the Schedules if the Schedules were dated the date of the occurrence or discovery of any such fact or condition, Acquiror will promptly deliver to the Company a supplement to the Schedules specifying such change.  During the same period, Acquiror will promptly notify the Company of the occurrence of any Breach of any covenant of Acquiror in this Agreement or of the occurrence of any event that might reasonably be expected to make the satisfaction of the conditions in Article 11 impossible or unlikely.

Section 7.2.                                Information Provided to the Company.  Acquiror agrees that none of the information concerning Acquiror or Acquiror Bank that is provided or to be provided by Acquiror to the Company for inclusion or that is included in any documents to be filed with any Regulatory Authority in connection with the Contemplated Transactions or in the Information Statement will, at the respective times such documents are filed or delivered, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading.  Notwithstanding the foregoing, Acquiror shall have no responsibility for the truth or accuracy of any information with respect to the Company or any of its Affiliates contained in any document submitted to, or other communication with, any Regulatory Authority.

Section 7.3.                                Employee Benefits.

(a)                                 As soon as practicable after the Effective Time, Acquiror agrees to provide the employees of the Company and the Bank who remain employed after the Effective Time (the “Company Employees”) with at least the types and levels of employee benefits (including employee contribution levels) maintained from time to time by Acquiror and Acquiror Bank for similarly-situated employees of Acquiror and Acquiror Bank.  Acquiror will treat, and cause the applicable benefit plans to treat, the service of the Company Employees with the Company or the Bank attributable to any period before the Effective Time as service rendered to Acquiror or Acquiror Bank for purposes of eligibility to participate, vesting and for other appropriate benefits, including applicability of minimum waiting periods for participation but not for benefit accrual (including minimum pension amount), eligibility for early retirement and eligibility for retiree welfare benefit plans, attributable to any period before the Effective Time.

(b)                                 Notwithstanding anything to the contrary contained herein, after the Effective Time:  (i) neither Acquiror nor Acquiror Bank shall be obligated to provide the Company Employees who remain employed after the Effective Time with the same types and levels of compensation and other employee benefits as they were provided by the Company and the Bank prior to the Effective Time; and (ii) Acquiror shall have sole discretion with respect to the determination as to whether or when to terminate, merge or continue any employee benefit plans and programs of Acquiror or Acquiror Bank.

(c)                                  No provision of this Section 7.3 shall create any third party beneficiary rights in any employee or former employee (including any beneficiary or dependent thereof) of the Company or the Bank in respect of continued employment (or resumed employment) with Acquiror or any of its Affiliates and no provision of this Section 7.3 shall create such rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any employee program or any plan or arrangement which may be established by Acquiror or any of its Affiliates.  No provision of this Agreement shall constitute a limitation on the rights to amend, modify or terminate after the Effective Time any such plans or arrangements of the Company or any of its Affiliates.

(d)                                 To the extent permitted under Acquiror’s group health insurance plan, Principal Stockholder will be employed by Acquiror Bank, at no or de minimis compensation, and with no other contractual rights against Acquiror or Acquiror Bank, for the minimum period of time required for purposes of Principal Stockholder qualifying as a “retired officer” of Acquiror Bank.

Section 7.4.                                Access and Investigation.  Acquiror will give the Representatives of the Company the opportunity to ask questions of, and receive answers from, Acquiror’s officers and Representatives concerning the terms and conditions of the issuance of Acquiror Common Stock to the Eligible Stockholders and to obtain additional information reasonably available to Acquiror and any persons acting on Acquiror’s behalf necessary to verify the accuracy of the information given to the Company.

Article 8
MUTUAL COVENANTS; ADDITIONAL AGREEMENTS

Section 8.1.                                Regulatory Approvals.

(a)                                 By no later than thirty (30) days after the Agreement Date, Acquiror shall make all appropriate filings with Regulatory Authorities for approval of the Contemplated Transactions, including the preparation of an application or any amendment thereto or any other required statements or documents filed or to be filed by any party with:  (a) the Federal Reserve pursuant to the BHCA and/or the FRA; (b) the OCC pursuant to the NBA; (c) the DFPR pursuant to the IBA; and (d) any other Person or Regulatory Authority pursuant to any applicable Legal Requirement, for authority to consummate the Contemplated Transactions.   The Company will cooperate and will cause the Bank to cooperate, in good faith, to assist Acquiror and Acquiror Bank in preparing and filing any required notices, applications or other information with Regulatory Authorities for the purpose of obtaining all necessary approvals of the Contemplated Transactions.  Prior to the making of any filing pursuant to this Section 8.1(a), the Company and its counsel shall be provided with the opportunity to comment upon all non-confidential portions thereof, and Acquiror agrees promptly to advise the Company and its counsel of, and share with them, any material communication received by Acquiror or its counsel from any Regulatory Authorities with respect to the non-confidential portions of such filings.  Acquiror and the

Company agree that Acquiror’s counsel will have primary responsibility for the preparation of the necessary applications for regulatory approval of the Contemplated Transactions.

(b)                                 By no later than thirty (30) days after the Agreement Date, the Company shall make all appropriate filings with the Regulatory Authorities for approval of the Terry Payment.  Prior to the making of any filing pursuant to this Section 8.1(b), Acquiror and its counsel shall be provided with the opportunity to comment upon all non-confidential portions thereof, and the Company agrees promptly to advise Acquiror and its counsel of, and share with them, any material communication received by the Company or its counsel from any Regulatory Authorities with respect to the non-confidential portions of such filings.  Acquiror and the Company agree that the Company’s counsel will be responsible for the preparation of the necessary applications for regulatory approval of the Terry Payment.

Section 8.2.                                Necessary Approvals.  Each of Acquiror and the Company agree fully and promptly to cooperate with each other and their respective counsels and accountants in connection with any steps to be taken as part of their obligations under this Agreement.

Section 8.3.                                Best Efforts; Cooperation.  Each of Acquiror and the Company agrees to exercise good faith and use its Best Efforts to satisfy the various covenants and conditions to Closing in this Agreement, and to consummate the Contemplated Transactions as promptly as possible.  Neither Acquiror nor the Company will intentionally take or intentionally permit to be taken any action that would be a Breach of the terms or provisions of this Agreement.  Between the Agreement Date and the Closing, each of Acquiror and the Company will, and will cause all of their respective Affiliates and Representatives to, cooperate with respect to all filings that any party is required by Legal Requirements to make in connection with the Contemplated Transactions.

Section 8.4.                                Tax Returns and Tax Filings.

(a)                                 Neither the Company nor the Bank shall make any election inconsistent with prior Tax Returns or elections or settle or compromise any liability with respect to Taxes without prior written notice to Acquiror.  Each of the Company and the Bank shall timely file all Tax Returns required to be filed prior to the Closing; provided, however, that each such Tax Return shall be delivered to Acquiror for its review at least fifteen (15) Business Days prior to the anticipated date of filing of such Tax Return.

(b)                                 After the Closing, Acquiror shall prepare (or cause to be prepared) and timely file (or cause to be timely filed) all Tax Returns for the Company for all periods ending on or before the Closing Date that are required to be filed by the Company after the Closing Date; provided, further, that the Company shall not be required to accrue as a Company Transactional Expense the aggregate cost associated with all such actions, including the estimated cost to be incurred by Acquiror for actions to be taken after the Closing pursuant to this Section 8.4(b).

Article 9
SURVIVAL; INDEMNIFICATION

Section 9.1.                                Survival of Representations.  All representations and warranties made by the parties hereto shall survive until the date that is one (1) year from the Closing Date, and shall thereafter expire.  Any investigation by a party to be indemnified on account of any breach or incorrectness of such statements, representations, warranties or agreements shall not be a defense to a claim for indemnification.

Section 9.2.                                Indemnification.

(a)                                 The Principal Stockholder shall indemnify each of Acquiror and Acquiror Bank and each of their respective Affiliates (the “Acquiror Indemnified Parties”) against and hold them harmless from:  (i) any and all losses, liabilities, claims, causes of actions, suits, damages or penalties (excluding punitive damages (other than punitive damages claimed by third parties) and damages solely attributable to lost profits) (“Claims”) arising out of or resulting from:  (A) any breach or incorrectness of any of the representations and warranties contained in Article 4 of this Agreement (including the Schedules thereto) or in any certificates delivered to Acquiror or Acquiror Bank by the Company or the Bank or with their express authorization; or (B) any breach of any covenant or agreement made by the Company or the Bank in this Agreement; and (ii) the reasonable out-of-pocket expenses or costs incurred by Acquiror Indemnified Parties, including reasonable attorneys’ fees, in connection with investigating, attempting to correct or defending against any claims, liens or charges that are asserted against Acquiror Indemnified Parties for which any of Acquiror Indemnified Parties is entitled to indemnity pursuant to the foregoing provisions.

(b)                                 Notwithstanding anything to the contrary contained in this Section 9.2:

(i)                                     none of Acquiror Indemnified Parties shall be entitled to indemnification under Section 9.2(a) until the aggregate amount of liability suffered by the indemnified parties with respect to which they are entitled to indemnification under such clause exceeds Fifty Thousand Dollars ($50,000) in the aggregate, whereupon the indemnified parties shall be entitled to indemnification hereunder for the aggregate of all liabilities suffered;

(ii)                                  the obligation of the Principal Stockholder to indemnify Acquiror Indemnified Parties pursuant to Section 9.2(a) shall not exceed Five Hundred Thousand Dollars ($500,000) (the “Indemnification Cap”), provided, however, that the Indemnification Cap shall not apply to any Claims resulting from a Breach of Section 4.3, Section 4.4, Section 4.13(c), Section 4.13(d) or Section 6.14, including any liability arising from the Company’s failure to properly solicit Consents from the Stockholders; and

(iii)                               the indemnified party shall use commercially reasonable efforts to mitigate any Claims and obtain or realize any insurance proceeds or tax deductions or tax benefits with respect to such Claims.

Section 9.3.                                Indemnification Procedure.  A party seeking indemnification shall assert a claim for indemnification under Section 9.2 by giving prompt notice in writing to the indemnifying party of the facts and circumstances giving rise to such Claim.  Subject to the limitations of any contract of insurance, an indemnified party shall tender to the indemnifying parties the opportunity to manage and control any defense against any such Claim with counsel chosen by the indemnifying party, subject to the indemnified party’s approval of such counsel (which approval shall not be unreasonably withheld) and to such other conditions as the indemnified party reasonably determines in good faith to be necessary for the protection of its interests.  If the indemnifying party assumes management and control of such defense, the indemnified parties shall cooperate reasonably with the indemnifying parties in the conduct of any such defense, and the indemnifying party shall have full rights to negotiate and enter into any compromise or settlement which is dispositive of such Claim; provided, however, that any compromise or settlement that will not be paid in full by the indemnifying party or that involves any remedy other than the payment of money damages shall be subject to the consent of the indemnified party.  The indemnified parties shall be entitled to participate in the defense of such action at their own expense.  In the event the indemnifying party fails to accept the management and control of such defense in a timely manner, the indemnified parties shall have the right to choose counsel and to assume management and control of the defense at the indemnifying parties’ expense, and the indemnifying party shall be entitled to participate in such defense at its own expense.

Article 10
CONDITIONS PRECEDENT TO OBLIGATIONS OF ACQUIROR AND MERGER SUB

The obligations of Acquiror and Merger Sub to consummate the Merger and to take the other actions required to be taken by Acquiror and Merger Sub at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Acquiror and Merger Sub, in whole or in part):

Section 10.1.                         Accuracy of Representations and Warranties.  All of the representations and warranties of the Company set forth in this Agreement shall be true and correct with the same force and effect as if all of such representations and warranties were made at the Closing (provided, however, that to the extent such representations and warranties expressly relate to an earlier date, such representations shall be true and correct on and as of such earlier date), except for any untrue or incorrect representations or warranties that individually or in the aggregate do not have a Material Adverse Effect on the Company on a consolidated basis or on Acquiror’s rights under this Agreement.

Section 10.2.                         Performance of Covenants.  The Company shall have performed or complied with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing, except where any nonperformance or noncompliance would not have a Material Adverse Effect on the Company on a consolidated basis or on Acquiror’s rights under this Agreement.

Section 10.3.                         Documents Satisfactory.  All proceedings, corporate or other, to be taken by the Company in connection with the Contemplated Transactions, and all documents incident thereto, shall be reasonably satisfactory in form and substance to Acquiror and its counsel and the Company shall have made available to Acquiror for examination the originals or true and correct copies of all records and documents relating to the business and affairs of the Company or the Bank, which Acquiror may reasonably request in connection with said transactions, except where the failure to make such records and documents available to Acquiror would not have a Material Adverse Effect on the Company on a consolidated basis or on Acquiror’s rights under this Agreement.

Section 10.4.                         No Proceedings.  Since the Agreement Date, there must not have been commenced or Threatened against the Company or the Bank any Proceeding that would reasonably be expected to have a Material Adverse Effect on the Company on a consolidated basis or on Acquiror’s rights under this Agreement.

Section 10.5.                         Absence of Material Adverse Effects.  From the Agreement Date to the Closing, there shall be and have been no change in the financial condition, assets or business of the Company that has had or would reasonably be expected to have a Material Adverse Effect on the Company on a consolidated basis or on Acquiror’s rights under this Agreement.

Section 10.6.                         Consents and Approvals.  Any consents or approvals required to be secured by any party by the terms of this Agreement or otherwise reasonably necessary in the opinion of Acquiror to consummate the Merger, including the approval of the Stockholders, shall have been obtained and shall be reasonably satisfactory to Acquiror, and all applicable waiting periods shall have expired, except where the failure to obtain such consents or approvals would not have a Material Adverse Effect on the Company on a consolidated basis or on Acquiror’s rights under this Agreement.

Section 10.7.                         No Prohibition.  The consummation of the Merger will not, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with or result in a material violation of, or cause Acquiror or any of Acquiror’s Affiliates to be required to make any material change in its operations as a result of:  (a) any applicable Legal Requirement or Order; or (b) any Legal Requirement or Order that has been published, introduced or otherwise proposed by or before any Regulatory Authority.

Section 10.8.                         No Enforcement Actions.  Since the Agreement Date, there must not have been issued or Threatened against the Company or the Bank any enforcement action, whether formal or informal, by the Federal Reserve, the OCC or any other Regulatory Authority.

Section 10.9.                         Dissenting Shares.  The aggregate number of Dissenting Shares shall be less than or equal to 2% of the Outstanding Company Shares; provided, however, that, notwithstanding Article 9 or any limitations set forth therein, Principal Stockholder shall indemnify and hold harmless from, and shall pay to Acquiror in cash upon demand, the amount of any and all costs or expenses incurred by Acquiror, including attorneys’ fees, in connection with investigating, attempting to correct or defending against any claims or charges arising from the Dissenting Shares, including any litigation to determine the fair market value of the Company Common Stock, and the amount paid to any holder of Dissenting Shares in excess of the value such holder would have received for such shares pursuant to the terms of this Agreement.

Section 10.10.                  Payment of Company and Bank Expenses.  All of the Company Transactional Expenses shall have been paid by the Company or the Bank, as applicable, prior to the Closing, including, without limitation, fees and expenses of attorneys, accountants and other advisers, and Acquiror shall have received proof satisfactory to it that such Company Transactional Expenses have been paid.

Section 10.11.                  Long-Term Liabilities. The Company and Bank, on a consolidated basis, shall have aggregate long-term obligations, including the Trust Debentures, of $5.0 million or less at the Effective Time.

Section 10.12.                  Financial Statements.  Acquiror shall have received true, correct and complete copies of the audited consolidated financial statements for the Company as of and for the year ended December 31, 2012, and such financial statements shall be reasonably satisfactory in form to Acquiror and its counsel and shall not disclose any fact that had it been disclosed as of the Agreement Date would have been a Breach of any representation or warranty contained in this Agreement, or would otherwise have a Material Adverse Effect on the Company on a consolidated basis or on Acquiror’s rights under this Agreement.

Section 10.13.                  Bank Subsidiaries.  Acquiror shall have received reasonably satisfactory evidence that the Company or the Bank, as the case may be, has transferred, sold or otherwise disposed of all of its ownership interests in HR4U, Grant Park Financials Services, Inc. and the Liberty Bank stock and all such transfers, sales or other dispositions shall be reflected in the calculation of Adjusted Book Value.

Article 11
CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

The Company’s obligation to consummate the Merger and to take the other actions required to be taken by the Company at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Company, in whole or in part):

Section 11.1.                         Accuracy of Representations and Warranties.  All of the representations and warranties of Acquiror set forth in this Agreement shall be true and correct with the same force and effect as if all of such representations and warranties were made at the Closing (provided, however, that to the extent such representations and warranties expressly relate to an earlier date, such representations shall be true and correct on and as of such earlier date), except for any untrue or incorrect representations or warranties that individually or in the aggregate do not have a Material Adverse Effect on Acquiror on a consolidated basis or on the Company’s rights under this Agreement.

Section 11.2.                         Performance of Covenants.  Acquiror and Merger Sub shall have performed or complied with all of the covenants and obligations to be performed or complied with by them under the terms of this Agreement on or prior to the Closing, except where any non-performance or noncompliance would not have a Material Adverse Effect on Acquiror on a consolidated basis or on the Company’s rights under this Agreement.

Section 11.3.                         Documents Satisfactory.  All proceedings, corporate or other, to be taken by Acquiror and Merger Sub in connection with the Contemplated Transactions, and all documents incident thereto, shall be reasonably satisfactory in form and substance to the Company and its counsel, and Acquiror shall have made available to Company for examination the originals or true and correct copies of all records and documents relating to the business and affairs of Acquiror which Company may reasonably request in connection with said transactions.

Section 11.4.                         No Proceedings.  Since the Agreement Date, there must not have been commenced or Threatened against Acquiror or any of the Affiliates of Acquiror, any Proceeding that would reasonably be expected to have a Material Adverse Effect on Acquiror on a consolidated basis or on the Company’s rights under this Agreement.

Section 11.5.                         Absence of Material Adverse Effects.  From the Agreement Date to the Closing, there shall be and have been no change in the financial condition, assets or business of Acquiror that has had or would reasonably be expected to have a Material Adverse Effect on Acquiror on a consolidated basis.

Section 11.6.                         No Enforcement Actions.  Since the Agreement Date, there must not have been issued or Threatened against Acquiror or Acquiror Bank any enforcement action, whether formal or informal, by the Federal Reserve, the DFPR or any other Regulatory Authority.

Section 11.7.                         Consents and Approvals.  Any consents or approvals required to be secured by any party by the terms of this Agreement or otherwise reasonably necessary in the opinion of the Company to consummate the Merger, including the approval of the Trustee, shall have been obtained and shall be reasonably satisfactory to the Company, and all applicable waiting periods shall have expired, except where the failure to obtain such consents or approvals would not have a Material Adverse Effect on Acquiror on a consolidated basis or on the Company’s rights under this Agreement.

Section 11.8.                         No Prohibition.  The consummation of the Merger will not, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with or result in a material violation of, or cause Acquiror or any of Acquiror’s Affiliates to be required to make any material change in its operations as a result of:  (a) any applicable Legal Requirement or Order; or (b) any Legal Requirement or Order that has been published, introduced or otherwise proposed by or before any Regulatory Authority.

Section 11.9.                         Capitalization.  At the Effective Time, Acquiror Bank shall have capital levels above those required by the Federal Deposit Insurance Corporation to be considered a well-capitalized bank, and Acquiror shall have regulatory capital in excess of the Federal Reserve’s minimum capital requirements.

Section 11.10.                  Financial Statements.  The Company shall have received true, correct and complete copies of the audited consolidated financial statements for Acquiror as of and for the year ended December 31, 2012, and such financial statements shall not disclose any fact that had it been disclosed as of the Agreement Date would have been a Breach of any representation or warranty contained in this Agreement, or would otherwise have a Material Adverse Effect on Acquiror on a consolidated basis or on the Company’s rights under this Agreement.

Article 12
TERMINATION

Section 12.1.                         Reasons for Termination and Abandonment.  This Agreement may, by prompt written notice given to the other parties prior to or at the Closing, be terminated:

(a)                                 by mutual consent of the boards of directors of the Company and Acquiror;

(b)                                 by Acquiror if:  (i) any of the conditions in Article 10 has not been satisfied, or satisfaction of such a condition is or becomes impossible, as of the Closing; and (ii) such condition has not been waived in writing by Acquiror on or before the Closing Date;

(c)                                  by the Company if:  (i) any of the conditions in Article 11 has not been satisfied, or satisfaction of such a condition is or becomes impossible, as of the Closing; (ii) such condition has not been waived in writing by the Company on or before the Closing Date;

(d)                                 by:  (i) Acquiror if the Company commits a Willful Breach of its obligations under this Agreement or (ii) the Company if Acquiror commits a Willful Breach of its obligations under this Agreement; and in each instance such act or omission that constitutes a Willful Breach is not or cannot be cured within twenty (20) Business Days after receipt by the breaching party of written demand for cure by the non-breaching party;

(e)                                  by Acquiror or the Company in accordance with the provisions of Section 6.7;

(f)                                   by Acquiror if the board of directors of the Company, in the exercise of its fiduciary duties as permitted by this Agreement, shall have failed to recommend in the Information Statement the approval of this Agreement, shall have withdrawn, modified or changed, in any manner adverse to Acquiror, or publicly announced its intent to withdraw, modify or change, in any manner adverse to Acquiror, such recommendation of this Agreement, or shall have failed to call or convene the meeting of Stockholders referred to in, or if the Company is otherwise in Breach of, Section 6.14;

(g)                                  by Acquiror or the Company if:  (i) the Company’s Stockholder meeting referred to in Section 6.14 (including any adjournments thereof) shall have been held and completed and the Stockholders shall have taken a final vote on a proposal to adopt this Agreement; and (ii) the required approval of the Stockholders contemplated by this Agreement shall not have been obtained; provided, however, that the right to terminate this Agreement under this Section 12.1(g) shall not be available to the Company where the failure to obtain approval of the Stockholders shall have been caused by the action or failure to act of the Company, and such action or failure to act constitutes a Breach by the Company of any provision of this Agreement;

(h)                                 by the Company, without further action, if the Company shall have entered into a definitive agreement (other than this Agreement or any amendment hereto) with respect to an Acquisition Transaction in accordance with Section 6.9; provided, however, that such termination under this Section 12.1(h) shall not be effective until the Company has made payment to Acquiror of the amounts required to be paid;

(i)                                     by Acquiror if:  (i) the Company, pursuant to or within the meaning of any Bankruptcy Law, (A) commences a voluntary case, (B) consents to the entry of an order for relief against it in an involuntary case, (C) consents to the appointment of a custodian of it or (D) makes a general assignment for the benefit of its creditors; (ii) a court of competent jurisdiction enters an Order under any Bankruptcy Law that (A) is for relief against the Company in an involuntary case, (B) appoints a custodian of the Company or (C) orders the winding up or liquidation of the Company and the order, decree or relief remains unstayed and in effect for sixty (60) days; or (iii) (A) the OCC (or other Regulatory Authority) appoints, under any applicable federal, state or local banking law or Bankruptcy Law, a custodian for the Bank or for all or substantially all of the assets of the Bank or (B) the Bank files with the OCC (or other Regulatory Authority) a notice of voluntary liquidation or other similar action under any applicable federal, state or local banking law, Bankruptcy Law or other similar law; or

(j)                                    by either Acquiror or the Company if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before the date that is six (6) months after the Agreement Date, or such later date as the parties may agree in writing (the “Termination Date”); provided, that the party seeking to terminate this Agreement pursuant to this Section 12.1(j) has used its Best Efforts to consummate the Merger prior to the Termination Date.

Section 12.2.                         Effect of Termination.  Except as provided in Section 12.3, Section 12.4 and Section 12.5, if this Agreement is terminated pursuant to Section 12.1, this Agreement shall forthwith become null and void, there shall be no liability under this Agreement on the part of Acquiror, Merger Sub, the Company or any of their respective Representatives, and all rights and obligations of each party hereto shall cease and subject to such Sections, there shall be no liability of one party to the other or any restrictions on the future activities on the part of any party to this Agreement, or its respective officers, directors or stockholders, except that this Section, Sections 12.3, 12.4 and 12.5 and Article 13 shall survive the termination hereof.

Section 12.3.                         Expenses.  Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its own respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the Merger.  If any of the parties hereto files suit to enforce this Section 12.3 or a suit seeking to recover costs and expenses or damages for Breach of this Agreement, the costs, fees, charges and expenses (including attorneys’ fees and expenses) of the prevailing party in such litigation (and any related litigation) shall be borne by the non-prevailing party.

Section 12.4.                         Company Termination Payment.

(a)                                 If this Agreement is terminated:

(i)                                     by Acquiror pursuant to Section 12.1(b) or Section 12.1(j) and the Company committed a Willful Breach of this Agreement, unless such Willful Breach was a direct result of the failure by Acquiror to perform and comply in all material respects with any of its material obligations under this Agreement (a “Company Breach Termination”);

(ii)                                  by Acquiror pursuant to Section 12.1(d);

(iii)                               by Acquiror pursuant to Section 12.1(f);

(iv)                              by Acquiror pursuant to Section 12.1(g) and, within twelve (12) months following the termination of this Agreement, an Acquisition Transaction is consummated (other than with Acquiror or its Affiliates) or the Company enters into a Contract providing for an Acquisition Transaction (other than with Acquiror or its Affiliates) (an “Acquisition Transaction Termination”); or

(v)                                 by Acquiror pursuant to Section 12.1(h);

and provided that:  (A) in the case of a Company Breach Termination, the Willful Breach has caused or would cause the conditions set forth in Section 10.1 or in Section 10.2 not to be satisfied; and (B) in any case, Acquiror is in material compliance with all of its material obligations under this Agreement, then the Company shall pay or cause to be paid to Acquiror an amount equal to the sum of Acquiror’s out-of-pocket expenses incurred in connection with the preparation, negotiation, authorization, execution and performance of this Agreement and all other matters related to the consummation of the Merger (but not in excess of One Hundred Thousand Dollars ($100,000)) plus the additional sum of Two Hundred Fifty Thousand Dollars ($250,000), payable upon Acquiror’s written demand, except that in the case of an Acquisition Transaction Termination, payable within one Business Day after the Company enters into such Contract or such Acquisition Transaction is consummated, whichever is earlier.

(b)                                 The sum payable by the Company pursuant to this Section 12.4 shall constitute liquidated damages and Acquiror’s receipt thereof shall be Acquiror’s sole and exclusive remedy under this Agreement for all Breaches of this Agreement by the Company or failure by the Stockholders to approve this Agreement.

Section 12.5.                         Acquiror Termination Payment.

(a)                                 If this Agreement is terminated:

(i)                                     by the Company pursuant to Section 12.1(c) or Section 12.1(j) and Acquiror committed a Willful Breach of this Agreement, unless such Willful Breach was a direct result of the failure by the Company to perform and comply in all material respects with any of its material obligations under this Agreement (an “Acquiror Breach Termination”); or

(ii)                                  by the Company pursuant to Section 12.1(d);

and provided that:  (A) in the case of an Acquiror Breach Termination, the Willful Breach has caused or would cause the conditions set forth in Section 11.1 or in Section 11.2 not to be satisfied; and (B) in any case, the Company is in material compliance with all of its material obligations under this Agreement, then Acquiror shall pay or cause to be paid to the Company an amount equal to the sum of the Company’s out-of-pocket expenses incurred in connection with the negotiation, authorization, execution and performance of this Agreement and all other matters related to the consummation of the Merger (but not in excess of One Hundred Thousand Dollars ($100,000)) plus the additional sum of Two Hundred Fifty Thousand Dollars ($250,000), payable upon the Company’s written demand.

(b)                                 The sum payable by Acquiror pursuant to this Section 12.5 shall constitute liquidated damages and the Company’s receipt thereof shall be the Company’s sole and exclusive remedy under this Agreement for all Breaches of this Agreement by Acquiror.

Article 13
MISCELLANEOUS

Section 13.1.                         Governing Law.  All questions concerning the construction, validity and interpretation of this Agreement, and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Illinois applicable to Contracts made and wholly to be performed in such state without regard to conflicts of laws.

Section 13.2.                         Jurisdiction and Service of Process.  Any action or proceeding seeking to enforce, challenge or avoid any provision of, or based on any right arising out of, this Agreement shall be brought only in the courts of the State of Illinois, County of Effingham or, if it has or can acquire jurisdiction, in the United States District Court serving the County of Effingham, and each of the parties consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to jurisdiction or venue laid therein.  Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

Section 13.3.                         Assignments, Successors.  No party may assign any of its rights under this Agreement to any other Person without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed.  Subject to the preceding sentence, this Agreement and every representation, warranty, covenant, agreement and provision hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 13.4.                         Waiver.  Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.  To the maximum extent permitted by applicable law:  (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other parties; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

Section 13.5.                         Modification.  This Agreement may not be amended except by a written agreement signed by each of Acquiror, Merger Sub and the Company.  Without limiting the foregoing, Acquiror, Merger Sub and the Company may by written agreement signed by each of them:  (a) extend the time for the performance of any of the obligations or other acts of the parties hereto; (b) waive any inaccuracies in the representations or warranties contained in this Agreement or in any document delivered pursuant to this Agreement; and (c) waive compliance with or modify, amend or supplement any of the conditions, covenants, agreements, representations or warranties contained in this Agreement or waive or modify performance of any of the obligations of any of the parties hereto, which are for the benefit of the waiving party; provided, however, that no such modification, amendment or supplement agreed to after authorization of this Agreement by the Stockholders shall affect the rights of the Stockholders in any manner that is materially adverse to them.

Section 13.6.                         Publicity.  Prior to the Closing and except as required by law, the parties hereto will consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement or the Merger and shall not issue any such press release or make any such public statement without the prior consent of the other parties, which consent shall not be unreasonably withheld.  Unless consented to by Acquiror in advance or except as required by law, including specifically any notice to Stockholders and any regulatory disclosures and publications, prior to the Closing, the Company shall keep this Agreement strictly confidential and not make any disclosure of this Agreement to any Person.  The Company and Acquiror will consult with each other concerning the means by which the Company’s and the Bank’s employees, customers and suppliers and others having dealings with the Company or the Bank will be informed of the Merger.

Section 13.7.                         Confidentiality. The provisions of the Mutual Non-Disclosure Agreement, dated December 19, 2012, between the Company (as executed on its behalf by D.A. Davidson & Co.) and Acquiror shall continue in full force and effect.  By its execution of this Agreement, Merger Sub shall become a party to the Mutual Non-Disclosure Agreement.  If the Contemplated Transactions are not consummated, the provisions of the Mutual Non-Disclosure Agreement shall continue in full force and effect and shall terminate on the first anniversary following the termination of this Agreement.

Section 13.8.                         Notices.  All notices, consents, waivers and other communications under this Agreement must be in writing (which shall include telecopier communication and electronic mail) and will be deemed to have been duly given if delivered by hand or by nationally recognized overnight delivery service (receipt requested), mailed by first class mail with postage prepaid, or telecopied or sent by electronic mail if confirmed immediately thereafter by also mailing a copy of any notice, request or other communication by mail as required in this Section 13.8:

If to Acquiror, to:

Midland States Bancorp, Inc.

1201 Network Centre Drive

Effingham, Illinois  62401

Telephone:                       (217) 342-2141

Facsimile:                             (217) 342-9462

Electronic Mail:                      dtucker@midlandstatesbank.com

Attention:                             Douglas J. Tucker, Esq.

with copies to:

Barack Ferrazzano Kirschbaum & Nagelberg LLP

200 West Madison Street, Suite 3900

Chicago, Illinois  60606

Telephone:                       (312) 984-3100

Facsimile:                             (312) 984-3150

Electronic Mail:                      dennis.wendte@bfkn.com

Attention:                             Dennis R. Wendte, Esq.

If to Seller, to:

Grant Park Bancshares, Inc.

2410 State Street

Alton, Illinois 62002

Telephone:                       (618) 467-1500

Facsimile:                             (618) 467-1501

Electronic Mail:                      mrtomlong@aol.com

Attention:  J. Thomas Long

Chairman of the Board

with copies to:

Hinshaw & Culbertson LLP

222 North LaSalle Street, Suite 300

Chicago, IL 60601

Telephone:                       (312) 704-3852

Facsimile:                             (312) 704-3001

Electronic Mail:  tsullivan@hinshawlaw.com

Attention:                             Timothy M. Sullivan

or to such other Person or place as any party shall furnish to the other parties hereto in writing.  Except as otherwise provided herein, all such notices, consents, waivers and other communications shall be effective:  (a) if delivered by hand, when delivered; (b) if mailed in the manner provided in this Section 13.8, three (3) Business Days after deposit with the United States Postal Service; (c) if delivered by overnight express delivery service, on the next Business Day after deposit with such service; and (d) if by facsimile or electronic mail, on the next Business Day if also confirmed by mail in the manner provided in this Section 13.8.

Section 13.9.                         Entire Agreement.  Except as provided in Section 13.7, this Agreement and any documents executed by the parties pursuant to this Agreement and referred to herein constitute a complete and exclusive statement of the entire understanding and agreement of the parties hereto with respect to their subject matter and supersede all other prior agreements and understandings, written or oral, relating to such subject matter between the parties.

Section 13.10.                  Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement unless the consummation of the Merger is adversely affected thereby.

Section 13.11.                  Further Assurances.  The parties agree:  (a) to furnish upon request to each other such further information; (b) to execute and deliver to each other such other documents; and (c) to do such other acts and things, as any party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

Section 13.12.                  Counterparts; Facsimile/PDF Signatures.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Agreement may be executed and accepted by facsimile or portable data file (pdf) signature and any such signature shall be of the same force and effect as an original signature.

Section 13.13.                  No Third Party Beneficiaries.  This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 13.14.                  Survival.  Except for those obligations and covenants that are expressly contemplated by the terms of this Agreement to survive beyond the Closing Date, the other covenants, representations and warranties contained in this Agreement shall survive only until the Effective Time.

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[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers or representatives as of the day and year first written above.

MIDLAND STATES BANCORP, INC.			GRANT PARK BANCSHARES, INC.

By:	/s/ Leon J. Holschbach	By:	/s/ J. Thomas Long
	Name:		Name: J. Thomas Long
	Title:		Title: Chairman

GP ACQUISITION LLC
J. THOMAS LONG, INDIVIDUALLY AND AS
By:	/s/ Leon J. Holschbach		TRUSTEE OF THE ELIGIBLE STOCKHOLDER
	Name:		TRUSTS (solely with respect to Section 3.2,
	Title:		Section 4.3, Section 4.4, Section 6.10(b), Section
7.3(d), Article 9 and Section 10.9)

/s/ J. Thomas Long
J. Thomas Long